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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                    FORM 10
                            ------------------------
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                           PURSUANT TO SECTION 12(B)
                     OR 12(G) OF THE SECURITIES ACT OF 1934

                               JCM PARTNERS, LLC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      94-3364323
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

        2151 SALVIO STREET, SUITE 325
                 CONCORD, CA                                       94520
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

                                 (925) 676-1966
                        (REGISTRANT'S TELEPHONE NUMBER)

     Securities to be registered pursuant to Section 12(b) of the Act:

             TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED
---------------------------------------------- ----------------------------------------------

                     NONE

     Securities to be registered pursuant to Section 12(g) of the Act:

                        COMMON MEMBERSHIP INTEREST UNITS
                                (TITLE OF CLASS)

                      PREFERRED MEMBERSHIP INTEREST UNITS
                                (TITLE OF CLASS)

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                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Item 1.   Business....................................................    1
Item 2.   Financial Information.......................................    5
Item 3.   Properties..................................................   10
Item 4.   Security Ownership of Certain Beneficial Owners and            18
          Management..................................................
Item 5.   Directors and Executive Officers............................   20
Item 6.   Executive Compensation......................................   22
Item 7.   Certain Relationships and Related Transactions..............   23
Item 8.   Legal Proceedings...........................................   23
Item 9.   Market Price of and Dividends on the Registrant's Common       24
          Equity and Related Shareholder Matters......................
Item 10.  Recent Sales of Unregistered Securities.....................   24
Item 11.  Description of Registrant's Securities to be Registered.....   24
Item 12.  Indemnification of Directors and Officers...................   27
Item 13.  Financial Statements and Supplementary Data.................   28
Item 14.  Changes In and Disagreements with Accountants on Accounting    44
          and Financial Disclosure....................................
Item 15.  Financial Statements and Exhibits...........................   44

ITEM 1. BUSINESS.

BACKGROUND

     JCM Partners, LLC, a Delaware limited liability company ("JCM Partners"), was organized on May 15, 2000. We are the reorganized entity which emerged from the bankruptcy proceedings in the United States Bankruptcy Court for the Eastern District of California entitled In re IRM Corporation et al. (the "IRM entities"), Case Number 98-32231-A-11. Pursuant to a plan of reorganization confirmed on June 5, 2000, all of the assets of the IRM entities were vested in our company. We commenced operations on June 30, 2000 pursuant to the confirmation order and the plan.

     The IRM entities consisted of a group of 113 limited partnerships, two general partnerships and one limited liability company, all of which were controlled by the IRM Corporation or its affiliates. Approximately half of the IRM entities were "equity partnerships" formed between 1981 and 1997 to hold real property. Generally, for each of those equity partnerships there was a loan partnership that made loans to the equity partnership, secured by a second deed of trust against the equity partnership's real property.

     IRM raised money by selling interests in the equity and loan partnerships to investors. In addition, IRM used three entities (collectively referred to as the "Gamma partnerships") to raise money from investors in exchange for interest-bearing notes. The IRM management disregarded the legal separation of the equity, loan, and Gamma entities and moved funds among them on a regular basis. The real estate assets owned by the equity partnerships became unable to generate enough income (primarily through rents) to support the debt load held by the other IRM entities. Since at least 1991, IRM relied on funds from new investments to pay existing investors because of insufficient cash flow from the real properties.

     In October 1997, IRM defaulted on its debt service payments to many of the lenders that held the first deeds of trust on the real property assets. After a failed effort at developing a consensual workout plan between the IRM entities and their creditors, investors filed for the appointment of a receiver through an action in the Contra Costa Superior Court. This receivership action was one of the precipitating causes of the Chapter 11 bankruptcy filings of IRM and its affiliates in August and November 1998. The bankruptcy court ordered the bankruptcy cases to be jointly administered (with the exception of two Gamma entities), with the effect that the plan of reorganization disposes of all jointly administered assets and liabilities.

     Pursuant to the plan of reorganization, the assets owned by the equity partnerships were transferred to JCM Partners in exchange for an ownership interest in JCM Partners. The partners in the loan and Gamma partnerships, as well as investors who had made loans to the Gamma partnerships, also received an ownership interest in JCM Partners in satisfaction of their interests. JCM Partners holds its real estate assets through 55 wholly-owned subsidiaries, all but one of which is a single-asset limited liability company.

     As of the effective date of this Form 10, JCM Partners will be a Section 12(g) reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we will be required to file periodic reports relating to our business and finances with the SEC, including audited financial statements, and to comply with all other requirements of the Exchange Act, and the rules adopted thereunder.

     We adopted "fresh start" accounting rules as of June 30, 2000. Our financial results during the period from June 30, 2000 to December 31, 2000 serve as benchmark data for all future comparisons, but are not comparable to prior periods.

OVERVIEW

     JCM Partners is a limited liability company with activities related to the ownership, development, acquisition, renovation, management, marketing and strategic disposition of multifamily apartment communities and commercial properties in California. Through our wholly-owned subsidiaries, we own 56 properties. Management's strategy is to be a regional, highly efficient provider of quality apartment communities. We seek to be a market leader by operating a sufficiently sized portfolio of apartments within each of our target markets in order to drive down operating costs through economies of scale and management efficiencies.

     As of March 31, 2001, our real estate portfolio consisted of:

     - 46 apartment complexes with an aggregate of 5,341 units;

     - two office/retail properties with 40 tenants and approximately 172,200 square feet;

     - six industrial properties with 17 tenants and approximately 145,000 square feet;

     - one 20-acre site held for rezoning and sale; and

     - one single-family, approximately 1.3-acre, residential lot held for future development or sale.

     All of our real estate assets are located in Northern California, primarily in the San Francisco Bay Area, the Sacramento Metropolitan Area and the Central Valley communities of Tracy, Manteca, Modesto and Stockton.

     We are subject to the risks inherent in the ownership of real property, such as fluctuating land values, interest rates, vacancy rates, and rental values. Further, there could be difficulties in selling the properties as a result of general and local economic conditions, the condition of the properties, the demand for the properties, and real property tax rates.

     In addition, certain expenditures associated with real estate equity investments (principally, mortgage payments, real estate taxes, and maintenance costs) are not necessarily decreased by events adversely affecting our income from the properties. Thus, the cost of operating and holding the properties, or certain of them, may exceed the properties' resale value and income producing ability, and we therefore may have to advance funds in order to protect our investment or be required to dispose of the properties, or certain of them, at a loss. Our ability to meet our debt and other obligations, and thereafter to make distributions to our members in accordance with the plan of reorganization, will depend on these and other factors.

THE APARTMENT PROPERTIES

     As of March 31, 2001, our apartment properties consisted of 46 apartment complexes located in the following counties: 21 in Sacramento County, five in Solano County, seven in Stanislaus County, eight in San Joaquin County and five in Contra Costa County. The majority of these properties are classified as "second tier," meaning that they are considered to be typically well located, older properties in average to good condition. Additional information about these properties can be found under "Item 3 -- Properties."

     Revenues from our apartment properties result primarily from rents. These rents are required to be paid on a monthly basis. Our business strategy includes seeking to increase the cash flow generated by our apartment properties through rent increases, while maintaining high occupancy rates and prudent management of our operating expenses. The average occupancy rate of our apartment properties was 96.2% at December 31, 2000 and 96.9% at March 31, 2001.

     In general, the tenants in our apartment properties enter into our standard form of lease, as modified, if necessary, to comply with local ordinances or custom. The term of these leases varies with market conditions, although six-month leases are most common. Generally, the leases provide that unless the parties agree in writing to a renewal, the tenancy will convert at the end of the lease term to a month-to-month tenancy, subject to the terms and conditions of the lease, unless either party gives the other at least 30 days' prior notice of termination. All leases are terminable by us for nonpayment of rent, violation of property rules and regulations, or other defaults specified in the lease.

     Approximately 60% of the tenants in our apartment properties leave each year, and rents are adjusted to reflect market conditions existing at the time any new rental relationship commences. As a result of the relatively short-term stay of the majority of our tenants, our apartment properties tend not to have long-term leases that lock in current market rates.

     Our employees are responsible for marketing, maintenance and leasing activities at our apartment properties. These employees meet with prospective residents, show models, rent vacant units and strive to maintain contact with current tenants to monitor their level of satisfaction. From time to time, we have employed the services of, and paid customary fees to, apartment locator services and existing tenants for locating prospective tenants.

     All of our apartment properties are located in developed areas that include other apartment properties serving comparable tenant populations. An increase in the number of competitive apartment properties in a particular area could have a material adverse effect on our ability to maintain occupancy levels and on the rent charged at the properties. In addition, we compete with providers of other forms of multifamily residential properties and single-family housing.

THE COMMERCIAL PROPERTIES

     Our commercial properties consist of ten sites in Northern California, including the Concord, California building housing our executive offices. Our commercial properties are located in the following counties: seven in Napa County; and one each in San Francisco County, Contra Costa County and Solano County.

     Except for the vacant lots, revenues from these operations are derived primarily from commercial tenants' rents and common area maintenance charges. The rents are paid monthly. Our ability to increase rents is subject to market conditions and general economic conditions.

     As with our apartment properties, we seek to increase cash flow at our commercial properties through periodic rent increases for existing tenants according to the terms of their leases, by maintaining high occupancy rates and through prudent management of our operating expenses. The average occupancy rate of our commercial properties was 88.1% as of December 31, 2000 and 85.2% as of March 31, 2001.

     We use a standard lease, modified at each property to the extent necessary to comply with local law or custom. The term of a lease varies with local market conditions, although multi-year leases with annual CPI rent increases are most common. Some of our leases include an option for the tenant to extend the term of the lease for an additional period. All leases are terminable by us for nonpayment of rent, violation of property rules and regulations, or other defaults specified in the lease.

     In any given year, 20% to 30% of our existing commercial leases expire. Some tenants will exercise their option to extend the term of the lease, while others will sign a new lease and extend their tenancy for an additional multi-year period. Rents are adjusted to reflect market conditions for spaces that are vacated or when leases are renewed. Rents are also adjusted to reflect any changes in rental rates associated with a lessee's option to extend their lease.

     Our employees are responsible for marketing, maintenance and leasing activities at the commercial properties. Prospective tenant leads are generated through our marketing program, which includes traditional advertising in newspapers, drive-by traffic and commercial real estate broker referrals. We strive to maintain contact with our existing commercial tenants to determine their level of satisfaction with property management and operations. We may employ the services of, and pay customary fees to, unaffiliated real estate brokers for leasing services and for locating prospective tenants.

     All of our commercial properties are located in developed areas that include other commercial properties serving comparable tenant profiles. An increase in the number of competitive commercial properties in a particular area could have a material adverse effect on our ability to maintain current occupancy levels and on the rent charged at the properties.

INSURANCE

     We believe that each of our properties is covered by adequate fire and property insurance provided by reputable companies and with commercially reasonable deductibles and limits. Where required by our lenders, flood insurance is obtained. However, we do not maintain earthquake insurance coverage.

REGULATORY MATTERS

     Our commercial properties must comply with Title III of the Americans with Disabilities Act, commonly referred to as the ADA, to the extent that such properties are public accommodations or commercial facilities
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

as defined by the ADA. Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public areas of our commercial properties where such removal is readily achievable. The ADA does not, however, consider residential properties, such as our apartment properties, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as the leasing office, are open to the public. We believe that our properties comply with, or are exempt from, all present requirements under the ADA and applicable state laws. Noncompliance could result in imposition of fines or an award of damages to private litigants. If we are required to make material changes to our properties to comply with the ADA, our operating results could be materially and adversely affected.

ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or former owner of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property or may be held liable to governmental entities or to third parties for property or natural resource damage and for investigation, clean up and other costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contamination. The liability under such laws has been interpreted to be joint and several, unless the harm is capable of apportionment and there is a reasonable basis for allocation of responsibility.

     Our leases generally provide that the tenant is responsible for compliance with applicable laws and regulations. However, this contractual arrangement does not eliminate our statutory liability or preclude claims against us by governmental authorities or persons who are not parties to such arrangement. The cost of an investigation and clean-up of site contamination can be substantial, and the fact that the property is or has been contaminated, even if remediated, may adversely affect the value of the property and the owner's ability to sell or lease the property or to borrow using the property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs that it incurs in connection with the contamination, and some state laws provide that such lien has priority over all other encumbrances on the property or that a lien can be imposed on any other property owned by the liable party. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from the environmental contamination emanating from the site.

     Other federal, state and local laws, regulations and ordinances govern the removal or encapsulation of asbestos-containing material when such material is either in poor condition or in the event of building remodeling, renovation or demolition. Still other federal, state and local laws, regulations and ordinances may require the removal or upgrade of underground storage tanks that are out of service or are out of compliance. In addition, federal, state and local laws, regulations and ordinances may impose prohibitions, limitations and operational standards on, or require permits, licenses or approvals in connection with, the discharge of wastewater and other water pollutants, the emission of air pollutants, the operation of air or water pollution equipment, the generation, storage, transportation, disposal and management of materials classified as hazardous or nonhazardous waste, the use of electrical equipment containing polychlorinated biphenyls, the storage or release of toxic or hazardous chemicals and workplace health and safety. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property which could affect the financial health of a tenant and its ability to make lease payments. Furthermore, if there is a violation of such a requirement in connection with the tenant's operations, it is possible that we, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation.

     Such laws and regulations have not historically had a material effect on the operation of our properties. We are not aware of any environmental condition on any of our properties which would be likely to have a material adverse effect on our financial condition and results of operations. There may be, however, environmental problems that may have developed since our properties were acquired which remain latent.

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

COMPETITION

     The real estate industry is generally fragmented and characterized by significant competition. Numerous developers, owners of apartment, industrial, office, and retail properties, and managers compete with us in seeking properties for acquisition, development or management and in attracting and retaining tenants. There are competitors in each area in which we operate that have greater capital resources than we. There can be no assurance that the existence of such competition will not have a material adverse effect on our business, operations and cash flow.

EMPLOYEES

     As of March 31, 2001, we had 194 employees. We consider our relationships with our employees to be good.

ITEM 2. FINANCIAL INFORMATION.

SELECTED FINANCIAL DATA

     We were organized as a Delaware limited liability company on May 15, 2000 and commenced operations as JCM Partners, LLC, the successor company to the IRM entities, on June 30, 2000. All references in this Form 10 to our six months ended December 31, 2000 are to the period from June 30, 2000 to December 31, 2000.

     The following table sets forth selected financial data for JCM Partners, LLC as of December 31, 2000 and June 30, 2000 and for the six months ended December 31, 2000.

                                                                 SIX MONTHS
                                                             ENDED DECEMBER 31,
                                                                    2000
                                                             ------------------
Rental revenue.............................................     $23,397,831
Net income.................................................     $   167,795
Net income per unit........................................     $     0.002

                                                  DECEMBER 31,      JUNE 30,
                                                      2000            2000
                                                  ------------    ------------
Total assets....................................  $271,154,585    $274,239,344
Total long-term debt............................  $163,153,082    $163,848,647
Redeemable preferred units......................    12,067,539      15,067,539

     The following table sets forth selected financial data for the properties owned by the IRM entities for the period from January 1, 2000 to June 29, 2000 and for the years ended December 31, 1999 and 1998.

                                              PERIOD FROM
                                              JANUARY 1,
                                                 2000         YEAR ENDED      YEAR ENDED
                                              TO JUNE 29,    DECEMBER 31,    DECEMBER 31,
                                                 2000            1999            1998
                                              -----------    ------------    ------------
                                              (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
Rental revenue..............................  $21,221,841    $40,038,261     $36,467,497
Direct operating expenses:
  Operating and maintenance.................    7,041,143     11,019,924       8,159,394
  Real estate taxes and insurance...........    1,712,210      2,916,950       3,031,597
  Utilities.................................    1,822,209      3,279,110       3,109,478
                                              -----------    -----------     -----------
          Total direct operating expenses...   10,575,562     17,215,984      14,300,409
                                              -----------    -----------     -----------
Rental revenue in excess of direct operating
  expenses..................................  $10,646,279    $22,822,277     $22,167,088
                                              ===========    ===========     ===========

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

BASIS OF PRESENTATION OF IRM ENTITIES' OPERATIONS

     The foregoing combined statements of operations present operating results of the properties owned by the IRM entities for the period from January 1, 2000 to June 29, 2000 and the years ended December 31, 1999 and 1998 and were prepared pursuant to SEC Regulation S-X, Rule 3-14, "Special instructions for real estate operations to be acquired." Accordingly, the presentation excludes certain items not comparable to the future operations of the property, such as mortgage interest, leasehold rental, depreciation and corporate expenses.

     We are not aware of any material factors relating to the properties transferred by the IRM entities to us that would cause the reported results of operations not to be necessarily indicative of future operating results.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     This Form 10 contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Exchange Act. Such forward-looking statements include, without limitation, statements concerning capital expenditures, capital raising activities and occupancy levels. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets, increased competition and changes in general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements included in this Form 10 will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or the objectives and plans of JCM Partners will be achieved.

     The following discussion should be read in conjunction with the Consolidated Financial Statements and notes set forth in Item 13 below.

     We adopted "fresh start" accounting rules as of June 30, 2000. Our financial results during the six months ended December 31, 2000 serve as benchmark data for all future comparisons, but are not comparable to prior periods.

RESULTS OF OPERATIONS

  Property Occupancy

     At December 31, 2000, 1999 and 1998, overall weighted average occupancy levels(1) for our properties, by type of property, were as follows:

                                                              OCCUPANCY AT DECEMBER 31,
                                                              --------------------------
                       PROPERTY TYPE                           2000      1999      1998
                       -------------                          ------    ------    ------
Apartment Communities.......................................   96.2%     95.1%     96.1%
Commercial Properties.......................................   88.1%     96.2%     89.3%

---------------
(1) The weighted average occupancy is calculated by multiplying the occupancy of each property by its square footage and dividing by the total square footage in the portfolio.

     The overall weighted average occupancy level for our entire property portfolio as of December 31, 2000 was 94.6%, compared to 94.5% at December 31, 1999 and 94.7% at December 31, 1998.

     Occupancy at our apartment communities was relatively stable over the last three years. We believe this stability was principally a result of the favorable general economic conditions of the markets where our apartment communities are located.

     The decline in occupancy at our commercial properties in 2000 as compared to 1999 was attributable, in part, to the vacating of some tenants of the 860 Kaiser Road building, the Salvio Pacheco Square building and the Wilson Building, which are all located in the San Francisco Bay Area. Additional information about these properties can be found under "Item 3 -- Properties."

     We expect the occupancy at our apartment communities and commercial properties to remain comparatively consistent in 2001. Our actual future occupancy rates, however, will be subject to numerous factors, many of which are outside of our control. Accordingly, there can be no assurance that our future occupancy rates will not be significantly less than our occupancy rates during 2000.

     We did not dispose of any properties during the six months ended December 31, 2000.

  Revenue

     Total revenue for the six months ended December 31, 2000 was $23,581,000, of which $21,478,000, or 91.1%, was rental revenue generated by our apartment communities; $1,919,000, or 8.1%, was rental revenue generated by our commercial properties; and $184,000, or 0.8%, was from interest earned on cash accounts.

     In 2000 and 1999, rental rates for apartment communities and commercial properties on a combined basis increased by 12.3% and 6.5%, respectively, reflecting our strategy of seeking to increase cash flow through rent increases.

     For the year ended December 31, 2000, the average monthly rental rate per square foot of the apartment communities was $0.91 compared to $0.81 for the year ended December 31, 1999 and $0.76 for the year ended December 31, 1998.

     For the year ended December 31, 2000, the average monthly rental rate per square foot of the commercial properties was $1.11 compared to $1.00 for the year ended December 31, 1999 and $0.94 for the year ended December 31, 1998.

  Expenses

     Our total expenses for the six months ended December 31, 2000 were $23,414,000. Of that amount, $8,220,000, or 35.1%, was attributable to operating, maintenance and utilities expenses; $6,827,000, or 29.2%, to interest expenses; $4,072,000, or 17.4%, to depreciation and amortization expenses; $2,380,000, or 10.2%, to general and administrative expenses; and $1,914,000, or 8.1%, to real estate taxes and insurance expenses.

     Real Estate Expenses. The largest expense categories, 60.7% of our total expenses during the six months ended December 31, 2000, are real estate related and include all apartment communities and commercial property operating expenses.

     Interest Expense. Of the $6,827,000 in interest expense for the six months ended December 31, 2000, $6,195,000 was related to mortgages on apartment community properties, and $632,000 was for mortgages on commercial properties.

     General and Administrative Expenses. The total general and administrative expenses were $2,380,000 for the six months ended December 31, 2000. Of that amount, $976,000, or 41.0%, was attributable to professional services which included legal, accounting and consulting services during the period; $208,000, or 8.8%, to management fees paid to JCIV, LLC (see "Item 6 -- Executive Compensation" for more information); and $1,195,000, or 50.2%, to corporate management payroll and related benefits and other corporate office expenses.

  Distribution to Unit Holders

     We did not make cash distributions to unit holders during the six months ended December 31, 2000. We distributed in cash $260,000 to our unit holders in February 2001.

  Effects of Inflation on Operations

     We believe that the direct effects of inflation on our operations have been inconsequential.

  California Energy Crisis

     Because of the ongoing California energy crisis, we anticipate that our utility costs for 2001 will be significantly higher than those for 2000.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal capital and liquidity needs include cash to redeem our preferred units, cash to finance operations, capital requirements relating to ongoing property maintenance and improvements and cash required to fund our principal and interest obligations under outstanding mortgage indebtedness. We expect that cash flows from operations and selected refinancing of debt will be sufficient to meet our operating needs and debt service requirements and to fund anticipated capital improvements in 2001.

     At December 31, 2000 we had unrestricted cash totaling $7,161,000, down from $7,606,000 at June 30, 2000. The terms of certain of our mortgages require impound accounts for the payment of insurance, property taxes and capital improvements as well as principal payments on the debt. We classify these impound accounts as restricted cash on our balance sheet. At December 31, 2000, such restricted cash totaled $1,782,000.

     In the six months ended December 31, 2000, cash provided by operating activities was $4,334,000, which reflects net income of $168,000, non-cash depreciation charges of $4,072,000 and cash flows provided by the net effect of changes in operating assets and liabilities of $262,000.

     Principal uses of cash during the six months ended December 31, 2000 were improvements to real estate investments of $1,056,000, redemptions of preferred units totaling $3,000,000, and principal payments on mortgage notes of $696,000.

     We capitalize those expenditures related to acquiring new assets, materially enhancing the value of an existing asset, or substantially extending the useful life of an existing asset. Expenditures necessary to maintain an existing property in ordinary operating condition are expensed as incurred.

     During the six months ended December 31, 2000, we made significant progress in the upgrade program, which is part of our strategic plan to improve the overall quality of our real estate portfolio. This program involved recurring expenditures, such as floor coverings, HVAC equipment, roofs, appliances, landscaping, siding and parking lots, and non-recurring expenditures, such as gating and access systems, the additions of microwaves, washer-dryers, interior upgrades and new business and fitness centers.

     Long-term debt consists of real estate mortgages totaling $163,153,000 at December 31, 2000. This debt generally requires monthly payments of principal and interest. See Note 5 of our Consolidated Financial Statements for additional information on scheduled debt maturities.

     In March 2001, we made our second redemption of preferred units in the amount of $3,015,405. We expect to make payments of approximately $9,000,000 to redeem all the remaining outstanding preferred units by June 30, 2001. See "Item 11 -- Description of Registrant's Securities To Be Registered" below for information regarding the distributions to, and redemption and liquidation of, our common and preferred units as required by the plan of reorganization. We anticipate that we will fund these redemptions through a combination of existing cash on hand, cash flows from operations and the refinancing of certain of our mortgage loans.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary market risk exposure results from changes in interest rates on our debt obligations. We are vulnerable to increases in the interest rates on our variable rate mortgage notes. We are also vulnerable to significant increases in interest rates to the extent we refinance our fixed rate mortgage notes or incur additional debt in the future.

     The following table presents information about our debt obligations. The table presents principal cash flows and related weighted average interest rate by expected maturity dates.

                                     2001         2002         2003         2004         2005       THEREAFTER
                                  ----------   ----------   ----------   ----------   ----------   ------------
Mortgage loans with fixed rates
  ranging from 7.75% to 8.02%
  maturing through July 2007...   $   20,682   $   22,361   $   24,178   $   26,141   $   28,268   $  2,091,530
Average interest rate..........         7.9%         7.9%         7.9%         7.9%         7.9%           7.9%
Mortgage loans with fixed rates
  ranging from 8.27% to 8.69%
  that increase to between
  8.77% and 9.19% at stated
  dates between February and
  May 2004 which mature through
  June 2007....................   $  427,398   $  475,873   $  487,894   $  563,279   $  612,833   $ 51,429,732
Average interest rate..........         8.5%         8.5%         8.5%         8.9%         8.8%           8.8%
Mortgage loans with variable
  rates ranging from 5.8% to
  11.2% which mature through
  September 2026...............   $1,152,770   $1,248,697   $1,352,741   $1,465,603   $1,588,038   $100,135,064
Average interest rate(1).......         8.3%         8.3%         8.3%         8.3%         8.3%           8.3%

---------------
(1) The rates for variable rate mortgage loans have been held constant during each period presented based on the actual variable rates at December 31, 2000.

ITEM 3. PROPERTIES.

     Our principal executive offices are located in Concord, California, at 2151 Salvio Street, Suite 325, Concord, California, 94522-3000. The facility is comprised of 7,533 square feet of usable space.

     Our property taxes will increase if local property tax authorities treat the bankruptcy reorganization and formation of JCM Partners as a transfer of property, thus triggering a reassessment of real property values. If all local property tax authorities reassessed the real property values of all our properties within their jurisdiction, the real property taxes payable on the properties would increase from current levels by an estimated $500,000 per year. Substantial uncertainty regarding the local property tax authorities' likely treatment of the contribution of the properties to JCM Partners remains.

     Information regarding our noncancellable tenant operating leases for the next five years can be found below in Note 4 to our Consolidated Financial Statements.

     The ordinary course of our business operations includes ongoing renovation projects to our properties, including but not limited to exterior painting, roof, siding, balcony and decking replacement, landscape upgrades, and interior unit remodeling. Costs are incorporated in operating budgets and covered by cash flow from operations. We do not have any current plans to develop or improve the two land parcels owned by Starlight, LLC. These parcels are being held for future development or sale.

     The following table sets forth general information relating to the properties owned by our subsidiaries at December 31, 2000. All of the properties are suitable for the purpose for which they are designed and are being used.

                        SUMMARY OF REAL ESTATE HOLDINGS

                                                                                                                AVERAGE
                                                                                                                MONTHLY
                                                                                                              RENTAL RATES
                                                    PERCENTAGE OF                                               FOR THE
                           NUMBER OF    NUMBER OF    TOTAL REAL                                                YEAR ENDED
                           APARTMENT    APARTMENT    ESTATE NET       NET BOOK                    PHYSICAL    DECEMBER 31,
       PROPERTIES         COMMUNITIES     HOMES      BOOK VALUE        VALUE       ENCUMBRANCES   OCCUPANCY     2000(A)
       ----------         -----------   ---------   -------------   ------------   ------------   ---------   ------------
APARTMENTS BY MAJOR
  GEOGRAPHIC MARKET
Sacramento, CA..........       21         2,785          42.6%      $110,424,911   $ 71,518,935     96.2%         $623
Stockton, CA............        4           483           6.9%        18,020,456     13,351,489     97.9%         617
Modesto/Turlock, CA.....        7           752          11.2%        29,082,105     16,944,779     96.8%         622
Tracy/Manteca, CA.......        4           454           9.4%        24,395,932     16,679,744     94.7%         805
Fairfield/Vacaville,
  CA....................        5           634          13.6%        35,458,375     24,033,859     85.3%         838
Concord/Antioch, CA.....        5           233           5.6%        14,226,655      6,915,724     95.3%         933
                              ---         -----         -----       ------------   ------------     ----          ---
        Total
          Apartments....       46         5,341          89.3%      $231,608,434   $149,444,530     96.2%         $677
                              ---         -----         -----       ------------   ------------     ----          ---
COMMERCIAL
  PROPERTIES(B).........      N/A           N/A          10.7%        27,956,661     13,708,552     88.1%         N/A
                              ---         -----         -----       ------------   ------------     ----          ---
        Total Real
          Estate
          Properties
          Owned.........       56         5,341         100.0%      $259,565,095   $163,153,082     94.6%         $677
                              ---         -----         -----       ------------   ------------     ----          ---


                             AVERAGE
                            UNIT SIZE
       PROPERTIES         (SQUARE FEET)
       ----------         -------------
APARTMENTS BY MAJOR
  GEOGRAPHIC MARKET
Sacramento, CA..........       734
Stockton, CA............       813
Modesto/Turlock, CA.....       780
Tracy/Manteca, CA.......       721
Fairfield/Vacaville,
  CA....................       753
Concord/Antioch, CA.....       684
                               ---
        Total
          Apartments....       747
                               ---
COMMERCIAL
  PROPERTIES(B).........       N/A
                               ---
        Total Real
          Estate
          Properties
          Owned.........       747
                               ---

---------------
(A) Average monthly rent is calculated as the contract rent plus market rent for vacant apartment homes, divided by the number of apartment homes.

(B)  Includes eight commercial properties and two parcels of land.

     None of our residential tenants occupy 10% or more of any individual property's rentable square footage. The following table sets forth tenant information regarding our commercial properties as of December 31, 2000:

                           NUMBER OF
                            TENANTS
                         OCCUPYING 10%
                           OR MORE OF       PRINCIPAL
                            RENTABLE      OCCUPATION OF
       PROPERTY          SQUARE FOOTAGE    10% TENANTS     PRINCIPAL LEASE PROVISIONS    PRINCIPAL BUSINESSES IN BUILDING
       --------          --------------   -------------    --------------------------    --------------------------------
Salvio Pacheco                    2       Technology     Lease expires 7/31/02 with no   Accounting, financial,
  Square...............                                  renewal option; annual lease    insurance, technology, health
                                                         payments of $393,914.88         care, retail and food services
                                          Health care    25% of lease expires 8/31/02
                                                         with 5 year option; remainder
                                                         of lease expires 9/30/06 with
                                                         2 5-year options; annual lease
                                                         payments of $268,101.84
Wilson Building........           2       Health care    Lease expires 9/31/03 with      Nonprofit health care
                                                         5-year option to renew; annual
                                                         lease payments of $130,922.04
                                          Health care    Month-to-month; annual lease
                                                         payments of $115,500
860 Kaiser Road........           3       Dry cleaning   Lease expires 8/9/03 with 2     Insurance; wine industry; dry
                                                         5-year options to renew;        cleaning
                                                         annual lease payments of
                                                         $30,888.96
                                          Insurance      Lease expires 4/8/04 with 2
                                                         5-year options to renew;
                                                         annual lease payments of
                                                         $58,481.74
                                          Wine bottle    Lease expires 3/31/06 with no
                                          etching        options to renew; annual lease
                                                         payments of $34,362

                           NUMBER OF
                            TENANTS
                         OCCUPYING 10%
                           OR MORE OF       PRINCIPAL
                            RENTABLE      OCCUPATION OF
       PROPERTY          SQUARE FOOTAGE    10% TENANTS     PRINCIPAL LEASE PROVISIONS    PRINCIPAL BUSINESSES IN BUILDING
       --------          --------------   -------------    --------------------------    --------------------------------
900 Business Park......           0       N/A            N/A                             Food service, architectural
                                                                                         signs, golf supply and storage
908 Enterprise Way.....           2       Wine industry  Lease expires 12/31/04 with no  Building supply; wine industry options to renew; annual lease
                                                         payments of $61,563.60
                                          Building       Lease expires 11/30/05 with no
                                          supply         options to renew; annual lease
                                                         payments of $85,260
910 Enterprise Way.....           1       Food           Lease expires 1/31/09 with 2    Food processing
                                          processing     5-year options to renew;
                                                         annual lease payments of
                                                         $220,908.48
988 Enterprise Way.....           1       Wholesale      Lease expires 9/25/04 with no   Wholesale plumbing supplies
                                          plumbing       option to renew; annual lease
                                          supplies       payments of $97,053.96
938 Kaiser Road........           1       Wine bottle    Lease expires 3/31/06 with no   Wine bottle etching
                                          etching        option to renew; annual lease
                                                         payments of $11,880

     The following table sets forth occupancy information for the past five years for the properties owned by our subsidiaries at December 31, 2000.

                              HISTORICAL OCCUPANCY

                                            TOTAL           PHYSICAL OCCUPANCY END OF YEAR(A)
                                          RENTABLE      -----------------------------------------
                                         SQUARE FEET    2000     1999     1998     1997     1996
                                         -----------    -----    -----    -----    -----    -----
APARTMENTS:
Sacramento Region
Antelope Woods.........................     100,520      96.0%    99.2%    97.6%    96.0%    99.2%
Rose Glen..............................      59,790      90.9%    92.0%    88.6%   100.0%    87.5%
Carmichael Gardens.....................      75,456      89.3%    96.4%    98.8%    91.7%    97.6%
Country Glen...........................      57,774      98.7%    95.0%    92.5%   100.0%    96.2%
Fair Oaks Meadows......................      72,175      95.8%    97.9%   100.0%    99.0%    95.8%
Foxworth...............................      53,680      95.3%    92.2%    98.4%    96.9%    90.6%
Glenbrook..............................     145,240      91.7%    92.2%    96.1%    94.2%    93.2%
Hidden Creek...........................      93,720      95.0%    92.0%   100.0%    98.0%    90.0%
La Riviera.............................     151,000      96.2%    95.2%    92.4%    95.7%    95.2%
La Riviera Commons.....................     118,480      96.5%    92.4%    91.0%    91.7%    93.7%
Lincoln Place..........................     150,165      98.7%    92.5%    94.2%    93.7%    91.7%
Meadow Gardens I.......................      97,640      99.3%    96.1%    99.3%    96.7%    93.4%
Meadow Gardens II......................      59,280      99.0%    96.2%    98.1%    97.1%    97.1%
Morningside Creek......................      72,628     100.0%    92.1%    98.9%    97.8%    97.8%
North Country Vista....................     131,224      98.4%    93.1%    96.3%    96.8%    96.3%
Orangewood East........................      91,680      96.6%    96.6%    95.9%    97.3%    96.6%
Orangewood West........................     125,700      97.4%    93.4%    94.0%    92.7%    86.8%
Riverside Commons......................      76,296      93.0%    95.0%    94.0%    94.0%    86.0%
Sterling Pointe I......................      85,024      93.3%    91.7%    92.5%    90.8%    95.8%
Sterling Pointe II.....................      93,364      96.2%    91.5%    91.5%    96.9%    91.5%
Sunrise Commons........................     133,300      97.6%    97.6%    93.5%    97.6%    96.4%

                                            TOTAL           PHYSICAL OCCUPANCY END OF YEAR(A)
                                          RENTABLE      -----------------------------------------
                                         SQUARE FEET    2000     1999     1998     1997     1996
                                         -----------    -----    -----    -----    -----    -----
Stockton Region
Inglewood Oaks.........................      43,742      95.3%    98.4%   100.0%    98.4%    85.9%
La Espana..............................      15,436      92.9%   100.0%   100.0%   100.0%    78.6%
Mariners Cove..........................      82,072      97.7%    97.7%   100.0%    95.4%    96.6%
Oakwood................................     251,264      98.7%    93.1%    93.4%    91.2%    94.7%

Modesto/Turlock Region
Greenbriar.............................      79,363      97.6%    98.4%    95.2%    87.9%    94.4%
Meadow Lakes...........................     151,696      98.0%    87.2%    91.3%    92.3%    86.7%
Northwood Place........................      42,356      90.6%   100.0%    98.1%    98.1%    92.5%
Park Lakewood..........................      94,696      96.6%    96.6%    98.3%    96.6%    95.7%
Villa Verde North......................      84,144      97.4%    95.7%    95.7%    87.8%    87.0%
Walnut Woods...........................      92,544      97.0%    96.0%    99.0%    99.0%   100.0%
Northlake Gardens......................      41,760      95.8%   100.0%    95.8%    95.8%    95.8%

Tracy/Manteca Region
Driftwood..............................      63,380      91.5%    94.7%    91.5%    90.4%    98.9%
Fairway Estates........................      96,012      96.8%    98.4%    99.2%    93.5%    90.3%
Granville..............................      55,368      89.3%    95.2%    88.1%    91.7%    92.9%
Laurel Glen............................     112,799      98.0%    95.4%    98.0%    90.8%    94.7%

Fairfield/Vacaville Region
Creekside Gardens......................     153,480      95.4%    95.4%    96.9%    92.8%    96.4%
Parkwood...............................      72,936      98.1%    93.5%    98.1%    89.7%    98.1%
Peach Tree Villa.......................      35,468      93.0%    90.7%    97.7%    86.0%     N/A
Peachwood..............................      44,086      93.9%    93.9%    97.0%    86.4%    98.5%
Village Green..........................     171,384      94.6%    95.5%    90.6%    93.3%    94.2%

Concord/Antioch Region
Crestview Pines........................      61,481      97.6%    89.3%    97.6%    94.0%    96.4%
Diablo View............................      47,824      94.5%    97.3%    93.2%    91.8%    94.5%
Meadowlark.............................      16,902     100.0%   100.0%   100.0%   100.0%    96.0%
Oakview................................      22,904      91.4%    97.1%   100.0%    94.3%    97.1%
Villa Diablo...........................      10,312      87.5%    93.7%   100.0%    87.5%   100.0%

COMMERCIAL:
Bay Area Region
860 Kaiser Road........................      22,560      65.9%   100.0%    90.9%    69.3%    59.1%
900 Business Park......................      40,380      85.8%    98.1%    90.7%    56.2%    91.4%
908 Enterprise Way.....................      22,135      77.3%    86.4%    39.8%    67.0%    53.4%
910 Enterprise Way.....................      26,894     100.0%   100.0%   100.0%   100.0%   100.0%
988 Enterprise Way.....................      14,920     100.0%   100.0%   100.0%   100.0%   100.0%
938 Kaiser Road........................      18,000     100.0%   100.0%   100.0%   100.0%    80.6%
Salvio Pacheco Square..................     120,212      92.3%    89.4%    97.1%    88.6%    94.6%
Wilson Building........................      52,000      80.3%    95.7%    95.7%    87.5%    87.5%
Starlight Estates......................                   N/A      N/A      N/A      N/A      N/A
          Total real estate owned......   4,464,069      94.6%    94.5%    94.7%    92.0%    92.6%

---------------
(A) Physical occupancy as of the last Monday of the year.

     The following table sets forth the average rent per square foot for the past five years for the properties owned by our subsidiaries at December 31, 2000.

                               AVERAGE UNIT RENT

                                                       AVERAGE MONTHLY RENTAL RATES IN RENTABLE SQUARE FEET
                                                                AT THE YEAR ENDED DECEMBER 31,(A)
                                                     --------------------------------------------------------
                                                       2000        1999        1998        1997        1996
                                                     --------    --------    --------    --------    --------
APARTMENTS:
Sacramento Region
Antelope Woods.....................................   $0.79       $0.72       $0.69       $0.66       $0.63
Rose Glen..........................................    0.73        0.66        0.64        0.64        0.66
Carmichael Gardens.................................    0.78        0.71        0.66        0.62        0.59
Country Glen.......................................    0.94        0.86        0.84        0.82        0.79
Fair Oaks Meadows..................................    0.93        0.88        0.82        0.80        0.75
Foxworth...........................................    0.89        0.81        0.71        0.67        0.65
Glenbrook..........................................    0.90        0.82        0.77        0.73        0.70
Hidden Creek.......................................    0.73        0.66        0.60        0.57        0.53
La Riviera.........................................    0.87        0.80        0.76        0.72        0.71
La Riviera Commons.................................    0.85        0.78        0.73        0.72        0.67
Lincoln Place......................................    0.95        0.88        0.84        0.81        0.77
Meadow Gardens I...................................    0.89        0.79        0.74        0.70        0.68
Meadow Gardens II..................................    0.93        0.83        0.79        0.75        0.73
Morningside Creek..................................    0.86        0.77        0.74        0.72        0.69
North Country Vista................................    0.87        0.80        0.78        0.75        0.71
Orangewood East....................................    0.77        0.68        0.64        0.62        0.60
Orangewood West....................................    0.65        0.59        0.55        0.53        0.52
Riverside Commons..................................    0.81        0.71        0.66        0.64        0.63
Sterling Pointe I..................................    0.91        0.80        0.74        0.71        0.69
Sterling Pointe II.................................    0.90        0.79        0.74        0.71        0.68
Sunrise Commons....................................    0.89        0.81        0.77        0.74        0.70

Stockton Region
Inglewood Oaks.....................................    0.79        0.74        0.72        0.70        0.68
La Espana..........................................    0.58        0.54        0.55        0.55        0.56
Mariners Cove......................................    0.80        0.71        0.69        0.67        0.63
Oakwood............................................    0.75        0.68        0.66        0.64        0.63

Modesto/Turlock Region
Greenbriar.........................................    0.76        0.68        0.67        0.65        0.67
Meadow Lakes.......................................    0.82        0.71        0.70        0.68        0.67
Northwood Place....................................    0.91        0.77        0.75        0.73        0.72
Park Lakewood......................................    0.81        0.72        0.68        0.67        0.64
Villa Verde North..................................    0.80        0.72        0.68        0.67        0.66
Walnut Woods.......................................    0.74        0.69        0.66        0.65        0.62
Northlake Gardens..................................    0.77        0.69        0.33        0.32        0.32

Tracy/Manteca Region
Driftwood..........................................    1.33        1.15        1.08        1.03        0.92
Fairway Estates....................................    0.95        0.86        0.80        0.75        0.72
Granville..........................................    1.34        1.16        1.10        1.04        0.92
Laurel Glen........................................    1.03        0.93        0.87        0.83        0.77

                                                       AVERAGE MONTHLY RENTAL RATES IN RENTABLE SQUARE FEET
                                                                AT THE YEAR ENDED DECEMBER 31,(A)
                                                     --------------------------------------------------------
                                                       2000        1999        1998        1997        1996
                                                     --------    --------    --------    --------    --------
Fairfield/Vacaville Region
Creekside Gardens..................................    1.03        0.93        0.85        0.85        0.84
Parkwood...........................................    1.19        1.05        0.96        0.95        0.90
Peach Tree Villa...................................    1.02        0.92        0.83        0.77         N/A
Peachwood..........................................    1.17        1.03        0.98        0.95        0.91
Village Green......................................    1.17        0.96        0.90        0.88        0.85

Concord/Antioch Region
Crestview Pines....................................    1.16        0.97        0.91        0.86        0.82
Diablo View........................................    1.54        1.30        1.24        1.15        1.07
Meadowlark.........................................    1.33        1.07        1.01        0.95        0.90
Oakview............................................    1.49        1.27        1.22        1.14        1.07
Villa Diablo.......................................    1.53        1.31        1.26        1.16        1.09

COMMERCIAL:
Bay Area Region
860 Kaiser Road....................................    0.90        0.74        0.74        0.58        0.58
900 Business Park..................................    0.79        0.73        0.74        0.70        0.67
908 Enterprise Way.................................    0.70        0.60        0.58        0.56        0.55
910 Enterprise Way.................................    0.65        0.62        0.64        0.61        0.59
988 Enterprise Way.................................    0.54        0.52        0.45        0.45        0.45
938 Kaiser Road....................................    0.55        0.55        0.52        0.51        0.50
Salvio Pacheco Square..............................    1.46        1.35        1.27        1.23        1.24
Wilson Building....................................    1.43        1.18        1.01        0.87        0.85
Starlight Estates..................................     N/A         N/A         N/A         N/A         N/A
          Total real estate owned..................   $0.92       $0.82       $0.78       $0.75       $0.72

---------------
(A) Average monthly rent per square foot is contract rent for occupied units plus market rent for vacant units divided by total rentable square feet.

     The following table sets forth certain tax information for our properties, including federal tax basis, realty tax rate and annual realty taxes. See Item 13 for depreciation information regarding these properties.

                                TAX INFORMATION

                                                      ADJUSTED FEDERAL    REAL ESTATE    ANNUAL REALTY
                                                         TAX BASIS         TAX RATE        TAXES(A)
                                                      ----------------    -----------    -------------
APARTMENTS:
Sacramento Region
Antelope Woods......................................    $  3,794,576         1.0391       $   54,602
Rose Glen...........................................       1,240,384         1.0261           15,747
Carmichael Gardens..................................         974,266         1.0391           39,566
Country Glen........................................       2,502,115         1.0101           43,756
Fair Oaks Meadows...................................       3,516,535         1.0484           48,376
Foxworth............................................       2,005,867         1.0391           31,330
Glenbrook...........................................       5,179,483         1.0465           77,953
Hidden Creek........................................       1,758,413         1.0391           35,422
La Riviera..........................................         721,475         1.0465           79,659
La Riviera Commons..................................       2,069,209         1.0465           65,794
Lincoln Place.......................................         678,614         1.0391           95,680
Meadow Gardens I....................................       1,828,397         1.0484           50,879
Meadow Gardens II...................................       1,191,664         1.0484           34,967
Morningside Creek...................................       2,888,885         1.0902           55,176
North Country Vista.................................       5,057,943         1.0686           77,610
Orangewood East.....................................       1,722,491         1.0119           47,765
Orangewood West.....................................         425,182         1.0119           53,899
Riverside Commons...................................       1,154,007         1.0483           41,395
Sterling Pointe I...................................       1,475,980         1.0391           47,004
Sterling Pointe II..................................       1,157,338         1.0391           51,565
Sunrise Commons.....................................       6,954,080         1.0484           91,398

Stockton Region
Inglewood Oaks......................................         736,318         1.0000           24,354
La Espana...........................................         596,499         1.0001            6,034
Mariners Cove.......................................       2,618,302         1.0002           42,345
Oakwood.............................................       9,993,875         1.0001           97,055

Modesto/Turlock Region
Greenbriar..........................................       1,286,901         1.0920           30,625
Meadow Lakes........................................       5,178,785         1.0439           81,796
Northwood Place.....................................       2,046,353         1.0803           22,173
Park Lakewood.......................................       3,546,877         1.0439           50,195
Villa Verde North...................................       1,189,453         1.0920           37,563
Walnut Woods........................................       3,430,849         1.0748           41,702
Northlake Gardens...................................         384,267         1.0920           26,781

Tracy/Manteca Region
Driftwood...........................................       2,776,299         1.0000           53,322
Fairway Estates.....................................       3,183,754         1.0000           61,051
Granville...........................................       1,096,168         1.0000           41,889
Laurel Glen.........................................       5,230,005         1.0000           80,490

                                                      ADJUSTED FEDERAL    REAL ESTATE    ANNUAL REALTY
                                                         TAX BASIS         TAX RATE        TAXES(A)
                                                      ----------------    -----------    -------------
Fairfield/Vacaville Region
Creekside Gardens...................................    $  2,157,834         1.0607       $  113,619
Parkwood............................................       1,952,359         1.0321           59,977
Peach Tree Villa....................................       1,879,982         1.0321           23,386
Peachwood...........................................         614,192         1.0321           34,758
Village Green.......................................       8,230,506         1.0625          139,082

Concord/Antioch Region
Crestview Pines.....................................       4,330,000         1.0065           46,122
Diablo View.........................................         838,717         1.0065           64,589
Meadowlark..........................................         445,600         1.0065           19,314
Oakview.............................................       1,944,814         1.0065           31,597
Villa Diablo........................................         308,063         1.0065           14,613

COMMERCIAL:
Bay Area Region
860 Kaiser Road.....................................       1,507,109         1.0268           19,801
900 Business Park...................................       2,455,345         1.0268           27,249
908 Enterprise Way..................................         814,279         1.0268           15,173
910 Enterprise Way..................................       1,057,399         1.0268           23,336
988 Enterprise Way..................................         609,971         1.0268            8,899
938 Kaiser Road.....................................         679,805         1.0268           12,691
Salvio Pacheco Square...............................      11,200,000         1.0065          110,461
Wilson Building.....................................       4,850,000         1.1360           67,196
Starlight Estates...................................       2,427,850         1.1495           10,930
          Total Real Estate Owned...................    $139,895,434                      $2,679,712

---------------
(A) For the period from July 1, 2000 to June 30, 2001, as invoiced and including direct levies.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following tables set forth, as of April 12, 2001, the number and percentage of common and preferred units owned of record and beneficially by:

     - each person known by us to own beneficially more than 5% of the outstanding common units or preferred units;

     - our chief executive officer;

     - each of our managers; and

     - all of our managers and executive officers as a group.

     Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all units held by them. Applicable percentage ownership in the tables below is based on 90,152,151 common units and 9,052,133 preferred units outstanding as of April 12, 2001.

     Unless otherwise indicated, each person or entity named below has an address in care of our principal executive offices.

                                  COMMON UNITS

                                                               NUMBER OF UNITS      PERCENT
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED    OF CLASS
                      ----------------                        ------------------    --------
Christian Reformed Home Missions............................       5,178,027           5.7
  2850 Kalamazoo Avenue
  Grand Rapids, MI 49560
Barnabas Foundation.........................................       4,956,348           5.5
  15127 S. 73rd Avenue, Suite G
  Orland Park, IL 60462
Lois B. Mol.................................................       3,162,301           3.5
Henry Conversano............................................       2,219,603           2.5
Frank Deppe.................................................       2,011,191           2.2
Arthur G. den Dulk..........................................         841,273            .9
Neal Nieuwenhuis............................................         390,014             *
Gayle M. Ing(1).............................................         380,035             *
Michael Vanni(1)............................................         380,035             *
Marvin J. Helder............................................         364,064             *
All managers and executive officers as a group (13
  people)...................................................      19,593,768          21.8

---------------
 *  Less than one percent.

(1) Ms. Ing and Mr. Vanni hold 380,035 common units as community property.

                                PREFERRED UNITS

                                                               NUMBER OF UNITS      PERCENT
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED    OF CLASS
                      ----------------                        ------------------    --------
Barnabas Foundation.........................................       866,507            9.6
  15127 S. 73rd Avenue, Suite G
  Orland Park, IL 60462
Christian Reformed Home Missions............................            --             --
  2850 Kalamazoo Avenue
  Grand Rapids, MI 49560
Henry Conversano............................................            --             --
Arthur G. den Dulk..........................................         1,202              *
Frank Deppe.................................................            --             --
Marvin J. Helder............................................            --             --
Gayle M. Ing(2).............................................         9,612              *
Lois B. Mol.................................................            --             --
Neal Nieuwenhuis............................................            --             --
Michael Vanni(2)............................................         9,612              *
All managers and executive officers as a group (13
  people)...................................................       877,321            9.7

---------------
 *  Less than one percent.

(2) Ms. Ing and Mr. Vanni hold 9,612 preferred units as community property.

CHANGES IN CONTROL

     To the best of our knowledge and belief, and except for the redemption rights described below under Item 11, there are no arrangements, understandings, or agreements relative to the disposition of our securities, the operation of which would at a subsequent date result in a change in control of our company.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

MANAGERS AND EXECUTIVE OFFICERS

     Under Delaware law and the terms of our limited liability company agreement, entities can serve as managers of our company. Two of our managers, Barnabas Foundation (currently represented by Henry Doorn, Jr.) and Christian Reformed Home Missions (currently represented by Kenneth J. Horjus), are entity-managers. A complete list of our managers and executive officers as of April 30, 2001 is set forth below:

                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
Gayle M. Ing..............................  51     Manager, Chief Executive Officer, President,
                                                   Chief Financial Officer and Secretary
Michael Vanni.............................  61     Chairman of the Board
Barnabas Foundation.......................  N/A    Manager
  (Henry Doorn, Jr.)......................  41
Christian Reformed Home Missions..........  N/A    Manager
  (Kenneth J. Horjus).....................  63
Henry Conversano..........................  69     Manager
Arthur G. den Dulk........................  69     Manager
Frank Deppe...............................  77     Manager
Marvin J. Helder..........................  51     Manager and Vice Chairman of the Board
Lois B. Mol...............................  66     Manager
Neal Nieuwenhuis..........................  68     Manager
Brian S. Rein.............................  43     Chief Operating Officer
Cornelius Stam............................  53     Director, Property Management
Debra L. Doherty..........................  50     Controller

     GAYLE M. ING has been a manager and our President, Chief Executive Officer, Chief Financial Officer and Secretary since April 11, 2001. From March 15, 2001 until April 11, 2001, Ms. Ing served as a consultant to JCM Partners through Computer Management Corporation. Prior to that, from December 1996 until March 2001, Ms. Ing was a management consultant, also through Computer Management Corporation, and was a volunteer with a child services facility. Ms. Ing served as the Vice President and Business Manager for Electronic Banking at Bank of America from January 1994 to November 1996.

     MICHAEL W. VANNI has been a manager and Chairman of the Board since June 2000. Since 1978, Mr. Vanni has been the President of Computer Management Corporation, a data processing consulting company.

     BARNABAS FOUNDATION, an Illinois nonprofit organization, has been a manager since June 2000. Barnabas Foundation was formed in 1975 for the purpose of providing planned giving services to Christian charitable organizations. Henry Doorn, Jr., the Executive Director of Barnabas Foundation, has been its authorized representative on our board since September 2000. Before joining Barnabas Foundation in September 2000, Mr. Doorn was the managing Partner and Chief Financial Officer of Brinson Partners, Inc. for over ten years. From 1981 to 1989, Mr. Doorn was an accountant with KPMG Peat Marwick.

     CHRISTIAN REFORMED HOME MISSIONS, a nonprofit religious organization, has been a manager of JCM Partners since June 2000. Kenneth J. Horjus has been the authorized JCM Partners board representative of Christian Reformed Home Missions since June 2000. Since 1997, Mr. Horjus has been the Director of Finance and Administration for the Christian Reformed Church in North America. Prior to his employment with the Christian Reformed Church, Mr. Horjus was a Senior Consultant for The Greytone Group, a management consulting firm.

     HENRY CONVERSANO has been a manager since June 2000. Since 1969, Mr. Conversano has been the President of Henry Conversano and Associates Designers, a thematic design company for commercial entertainment properties.

     ARTHUR DEN DULK has been a manager since June 2000. Since 1995, Mr. den Dulk has been a self-employed farmer. Prior to that, he was a commercial airline pilot.

     FRANK DEPPE has been a manager since June 2000. Mr. Deppe has been retired since 1989. He currently serves as a director of Fasteners Inc. Southwestern Supply and Toolup.com Inc., which are both private tool and accessory supply companies.

     MARVIN J. HELDER has been a manager and Vice Chairman of the Board since June 2000. Mr. Helder has been the President of Helder Construction, a commercial and residential construction and property management company, for the past five years.

     LOIS B. MOL has been a manager since June 2000. Ms. Mol is currently the Vice President of Manufacturers Supply, a wholesale fastener supply company, a director of SAE, a private wholesale fastener supply company, and the President of Fastener World, a surplus fastener supply company. Additionally, Ms. Mol is Chairman of the Hardship Assistance Fund in the Jacob C. Mol Family Foundation, which provides interim financial assistance to individuals in need.

     NEIL NIEUWENHUIS has been a manager since July 2000. Mr. Nieuwenhuis has been retired since 1990. Prior to 1990, he was President and owner of an industrial catering and vending company.

     BRIAN S. REIN has been our Chief Operating Officer since June 2000. Mr. Rein was the Chief Operating Officer of JCM Partners's predecessor, IRM Corporation, from October 1998 through June 2000. For the ten years prior to his employment with IRM and JCM Partners, Mr. Rein has had similar operations and management responsibilities serving as Vice President of John Connolly IV & Company where he directed the management of multifamily and commercial properties for institutional clients.

     CORNELIUS STAM has been a Director of Property Management since June 2000. Mr. Stam was the Executive Director of Property Management of IRM Corporation from August 1998 through June 2000. From 1983 to August 1998, Mr. Stam was the Senior Vice President of Property Management for IRM Corporation.

     DEBRA L. DOHERTY has been our Controller since June 2000. Prior to the formation of JCM Partners, Ms. Doherty was the Controller of IRM Corporation from April 2000 to June 2000, and a Senior Financial Analyst for IRM Corporation from July 1999 to March 2000. From January 1999 to July 1999, Ms. Doherty was the Controller for Wareham Property Management, a commercial property management and development company. From February 1996 to December 1998, Ms. Doherty was the Controller for A.F. Evans Company Inc., a multifamily housing management and development company.

     Mr. Vanni and Ms. Ing are husband and wife. There are no other family relationships among managers, executive officers or persons chosen by us to be nominated as a manager or appointed as an executive officer of JCM Partners or any of its subsidiaries.

     Our limited liability company agreement provides for a board of managers consisting of at least seven, but not more than 13, managers, with the exact number of managers to be set from time to time by the board. Currently, the size of the board is set at ten. Our limited liability company agreement also provides that our chief executive officer shall sit as a manager and occupy one of the seats on the board, but shall be subject to removal and replacement solely by the board.

     Pursuant to the terms of the plan of reorganization, our initial board of managers consists of the members of the Official Investors' Committee in the IRM bankruptcy case as of June 30, 2000, together with the Chief Executive Officer. (The Official Investors' Committee members were major creditors of IRM that were selected by the Office of the United States Trustee to represent the key IRM investor groups.) The plan appointed John Connolly IV as our initial Chief Executive Officer, and we retained Mr. Connolly until March 15, 2001 pursuant to the management services agreement discussed in Item 6 below.

     The term of office of the initial board of managers expires on June 30, 2001. Subject to the expiration of the term of the initial board, all managers (other than the CEO-manager) hold office until the next annual meeting of members of JCM Partners (currently expected to be held during June
2001) and until their successors are elected and qualified.

     Each officer serves at the discretion of our board of managers and holds office until his or her successor is appointed or until his or her earlier resignation or removal.

COMMITTEES OF THE BOARD OF MANAGERS

     Our board of managers has established a compensation committee and an audit committee. The compensation committee makes recommendations concerning salaries and incentive compensation for our employees and administers the 401(k) plan that covers our employees. The current members of the compensation committee are Messrs. Helder, Vanni and Conversano and Ms. Mol. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountants. The current members of the audit committee are Messrs. Deppe, Horjus and Nieuwenhuis.

ITEM 6. EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

     The table below sets forth all compensation paid to John Connolly IV, our former Chief Executive Officer, during the fiscal year ended December 31, 2000. No other executive officer received aggregate compensation in excess of $100,000 during 2000.

                        2000 SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                                              --------------------------
                NAME AND PRINCIPAL POSITION                    SALARY     BONUS    OTHER
                ---------------------------                   --------    -----    -----
John Connolly IV............................................  $208,333     N/A      N/A
Chief Executive Officer

     This amount was paid to JCIV, LLC, a California limited liability company of which John Connolly IV is the sole member, and relates to the period from July 1, 2000 through December 31, 2000. On March 15, 2001, Mr. Connolly resigned all of his officer and manager positions with JCM Partners and its subsidiaries.

OPTION GRANTS

     No options were granted to any of our officers or managers during 2000.

COMPENSATION OF MANAGERS

     Our managers are not currently compensated for serving on the board of managers.

AGREEMENTS WITH JCIV, LLC

     We entered into a management services agreement, dated as of July 1, 2000, with JCIV, LLC, a California limited liability company of which John Connolly IV is the sole member. Pursuant to the terms of the management services agreement, we agreed to retain JCIV, LLC through April 30, 2001 for a fee of $41,666 per month. JCIV, LLC agreed to employ John Connolly IV to act as our Chief Executive Officer and President, and JCIV, LLC was responsible for payment of Mr. Connolly's withholding obligations and health benefits.

     The management services agreement required us to maintain $5,000,000 of directors and officers insurance coverage and $5,000,000 of liability insurance, naming Mr. Connolly as an additional insured. The agreement was subject to termination at will by either party upon written notice, and would automatically terminate upon the death or permanent disability of Mr. Connolly.

     On March 15, 2001, we entered into a Transition Services Agreement and Amendment to Management Services Agreement with JCIV, LLC and Mr. Connolly. Pursuant to this agreement:

     - the termination date of the management services agreement was accelerated from April 30, 2001 to March 15, 2001;

     - effective March 15, 2001, Mr. Connolly resigned from all officer, director, manager, partner and trustee positions that he held or was deemed to hold with JCM Partners, its subsidiaries and IRM Corporation;

     - JCIV, LLC and Mr. Connolly agreed that all compensation payable to JCIV, LLC under the management services agreement through March 15, 2001 had been paid in full and that no further amounts shall be payable to JCIV, LLC or Mr. Connolly pursuant to the management services agreement; and

     - we agreed to engage Mr. Connolly as an independent consultant to provide transition management services for the period of March 19, 2001 through March 30, 2001. As compensation for the transition management services provided by Mr. Connolly, JCM Partners paid Mr. Connolly $62,499.

AGREEMENT WITH COMPUTER MANAGEMENT CORPORATION

     On March 8, 2001, the board of managers resolved to retain Computer Management Corporation to provide management services to JCM Partners until April 30, 2001. In connection with this arrangement, JCM Partners orally agreed to pay Computer Management Corporation $25,000 per month. Computer Management Corporation is owned by Mike Vanni, our Chairman of the Board, and Gayle Ing, Mr. Vanni's wife and our Chief Executive Officer.

     On April 11, 2001, the board of managers resolved to extend the term of the arrangement with Computer Management Corporation to April 30, 2002, and approved the terms of a written agreement with respect to this arrangement. Pursuant to the terms of this agreement, we agreed to retain Computer Management Corporation through April 30, 2002 for a fee of $25,000 per month. Computer Management Corporation agreed to employ Gayle Ing to act as our Chief Executive Officer, President, Chief Financial Officer and Secretary, and Computer Management Corporation is responsible for payment of Ms. Ing's withholding obligations and health benefits.

     The management services agreement requires us to maintain at least $5,000,000 of directors and officers insurance coverage and $5,000,000 of liability insurance, naming Ms. Ing as an additional insured. The agreement is subject to termination at will by either party, upon 30 days' written notice by us or 90 days' written notice by Computer Management Corporation, and will automatically terminate upon the death or permanent disability of Ms. Ing.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     See Item 6 above for information regarding the agreements between us and JCIV, LLC and the agreements between us and Computer Management Corporation.

     During the six months ended December 31, 2000, JCM Partners paid approximately $188,000 for landscaping services to a company that is owned by a relative of our Chief Operating Officer.

ITEM 8. LEGAL PROCEEDINGS.

     We are not a party to any material legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

MARKET INFORMATION

     There is no public trading market for our common or preferred units and there can be no assurance that a market will ever develop for the units.

HOLDERS

     As of April 12, 2001, there were approximately 1,100 holders of record of our common units and 750 holders of record of our preferred units.

DIVIDENDS

     On January 17, 2001, the board of managers approved a distribution of cash from operations in the aggregate amount of up to $300,000 payable to common and preferred unit holders of record as of December 31, 2000. This distribution, in the amount of $260,000, was paid on or about February 28, 2001.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

     All of our outstanding common and preferred units were issued as of July 1, 2000 pursuant to the terms of the December 17, 1999 joint plan of reorganization. See "Item 1 -- Business" above for information regarding the joint plan of reorganization. This initial issuance was made pursuant to the registration exemption provided by Section 1145(a)(1) of the Bankruptcy Code in that:

     - the securities were offered and sold "under a plan" of reorganization and consisted of securities of the debtor, of an affiliate "participating in a joint plan" with the debtor or of a successor to the debtor under the plan;

     - the recipients of the securities held a prepetition or administrative expense claim against the debtor or an interest in the debtor; and

     - the securities were issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property.

     JCM Partners did not receive any cash consideration in connection with the initial issuance of its common and preferred units.

     In the event that a member of JCM Partners is deemed to be an "underwriter" with respect to that member's units or an "affiliate" of JCM Partners, resales of such units by that member would not be exempt under Section 1145 of the Bankruptcy Code from the registration requirements of the federal and state securities laws and, accordingly, could be effected only pursuant to an effective registration statement or in reliance on another applicable exemption from such registration requirements.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     JCM Partners is authorized to issue 150,000,000 membership interest units, 25,000,000 of which are designated as preferred units and 125,000,000 of which are designated as common units. As of April 12, 2001, 90,152,151 common units and 9,052,133 preferred units were outstanding and, as of such date, there were approximately 1,100 holders of record of common units and 750 holders of record of preferred units.

     MMS Escrow and Transfer Agency, Inc., P.O. Box 7090, Troy, MI 48007-7090, acts as transfer agent and registrar for our common and preferred units.

     The following statement is a summary of the rights and privileges of the holders of our common and preferred units.

  Dividend Rights

     If the board of managers declares a distribution of cash from operations, then the members as of the record date are entitled to receive all such distributions which the board has declared, with each member entitled to receive a pro-rata portion of such available distributions.

     If the board of managers declares a distribution of cash from sales, then the members as of the record date are entitled to receive all such distributions which the board of managers has declared, with each unit holder entitled to receive a pro rata portion of such available distributions. Notwithstanding the foregoing, no cash from sales may be distributed to holders of common units until such time as we have redeemed all of our preferred units.

     On or before June 30, 2002, we are required to make a pro rata distribution to our common unit holders in a minimum amount of the lesser of:

     - $10,000,000 or

     - the amount, if any, by which:

          (a) $20,000,000 plus the amount, if any, by which $15,000,000 exceeds the aggregate initial capital account balances of our preferred unit holders on June 30, 2000 ($15,058,030),

     exceeds

          (b) the total aggregate distributions to all common unit holders from operations payable or sales payable on or before June 30, 2002.

Any remaining amounts must be distributed pro rata to the common unit holders on or before June 30, 2003.

     If we fail, for any reason, to distribute cash to our common unit holders as provided above, we must liquidate our properties as quickly as is commercially reasonable so that we will have sufficient liquidity to make the distributions to common unit holders. Notwithstanding the foregoing, no distribution may be made to any common unit holder pursuant to this paragraph until all preferred units have been redeemed and completely liquidated.

  Redemption Rights

     The preferred units are subject to liquidation and redemption at our sole option. However, if we fail or elect not to completely redeem and liquidate all of the preferred units on or before June 30, 2001, the preferred units then outstanding shall have the following additional rights, preferences and privileges effective on June 30, 2001 and continuing until all preferred units are redeemed:

     - we may not declare or make any distribution to any common unit holder;

     - not later than the tenth day after the end of each calendar quarter after June 30, 2001, we must make certain mandatory payments to the preferred unit holders;

     - the preferred units will continue to participate in profits, losses, distributions, and other allocations; and

     - the preferred unit holders, as a class, will have the immediate right to nominate and elect two of the managers on the board of managers while continuing to have the right to participate in the election of the remaining members of the board of managers on the same basis as common unit holders.

     Each common unit holder owning common units as of June 30, 2005 will have the right to require us to redeem some or all of such member's common units on June 30, 2007, provided all preferred units have been redeemed.

  Voting Rights

     Holders of units are entitled to one vote per outstanding unit. Members have voting rights with respect to a particular matter only after such matter has first been approved by the board of managers, except with regard to:

     - the removal of a manager (and the election of a replacement therefor) as provided in our limited liability company agreement,

     - the amendment of our limited liability company agreement, and

     - any matter presented at a special meeting of members called upon the written request of holders of at least ten percent (10%) of the outstanding units.

Each holder may exercise such vote either in person or by proxy. A majority of the outstanding units present at a duly convened meeting, appearing in person or by proxy, constitutes a quorum.

     Common units and preferred units shall consent together as one class, except as follows:

     - In connection with the approval of the issuance of additional units, the common units and the preferred units shall consent as two separate classes,

     - If we fail to completely redeem all of the preferred units by June 30, 2001, the preferred unit holders, as a class, may nominate and elect two
       (2) of our managers,

     - In connection with the approval of the merger, consolidation or dissolution of JCM Partners, the common units and the preferred units shall consent as two separate classes, and

     - In connection with the approval of an amendment, modification or supplement to our limited liability company agreement, the common units and the preferred units shall consent as two separate classes.

Members may approve all proposals on which they are entitled to vote by a simple majority of the eligible units, except that when the common units and the preferred units must consent as two separate classes, the affirmative votes of the holders of both a majority of the preferred units and a majority of the common units are required.

     Members are entitled to cumulate votes either:

     - by giving one candidate for the office of manager a number of votes equal to the number of managers to be elected multiplied by the number of votes to which that member's units are normally entitled, or

     - by distributing the member's votes on the same principle among as many candidates as the member thinks fit, if the candidate or candidate's names have been placed in nomination prior to the voting and the member has given notice of the unit holder's intention to cumulate the unit holder's votes.

     If any one member has given such a notice, then every member entitled to vote may cumulate votes for candidates in nomination. The candidates receiving the highest number of affirmative votes, up to the number of managers to be elected, shall be elected; votes against any candidate and votes withheld shall have no legal effect. Cumulative voting shall not be required or allowed for any other matter voted upon by the members other than the election or removal of managers. No manager may be removed from the board, without cause, if the votes against his removal would be sufficient to elect such member if such votes were voted cumulatively at a meeting where all managers, other than the CEO-manager, are being elected. Managers may not be elected by written consent, and instead, may be elected only by a vote at a meeting of members.

  Liquidation Rights

     Upon our dissolution, liquidation or winding-up, after satisfaction of all of our liabilities, the balance, if any, of our assets must be distributed first proportionately to the preferred unit holders to the extent of their unreturned capital, and second to the rest of our members in accordance with the positive balance in their capital accounts, after giving effect to all contributions, distributions, and allocations for all periods.

  Conversion Rights

     Neither the common units nor the preferred units have conversion rights.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our limited liability company agreement provides that we may, if the board of managers deems it appropriate in its sole discretion, enter into indemnification agreements with our managers and officers. The board of managers approved these agreements at its meeting on September 13, 2000. Accordingly, we have entered into indemnification agreements with each of the members of our board of managers (and, in the case of entity-managers, the authorized representatives of the entity-manager), JCIV, LLC (pursuant to the terms of the management services agreement referenced above) and Computer Management Corporation.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                               JCM PARTNERS, LLC

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Financial Statements:
  Independent Auditors' Report..............................   29
  Consolidated Financial Statements.........................   30
  Notes to Consolidated Financial Statements................   34

Financial Statement Schedules:
  Schedule III -- Real Estate and Accumulated
     Depreciation...........................................   40
  Schedule IV -- Mortgage Loans on Real Estate..............   43

                          INDEPENDENT AUDITORS' REPORT

To the Board of Managers of JCM Partners, LLC:

We have audited the accompanying consolidated balance sheets of JCM Partners, LLC and its subsidiaries (the "Company"), as of December 31, 2000 and June 30, 2000 (inception), and the related consolidated statements of operations, members' equity and cash flows for the period from June 30, 2000 to December 31, 2000. Our audits also included the financial statement schedules listed in the accompanying table of contents. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JCM Partners, LLC and its subsidiaries as of December 31, 2000 and June 30, 2000, and the results of their operations and their cash flows for the period June 30, 2000 (inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Sacramento, California
March 31, 2001

                               JCM PARTNERS, LLC

                          CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 2000 AND JUNE 30, 2000

                                     ASSETS

                                                                DECEMBER 31,      JUNE 30,
                                                                    2000            2000
                                                                ------------    ------------
Investments:
  Real estate, net..........................................    $259,565,095    $262,462,850
  Notes receivable..........................................         367,095         367,095
                                                                ------------    ------------
                                                                 259,932,190     262,829,945
  Cash......................................................       7,161,072       7,605,872
  Restricted cash...........................................       1,781,627       1,562,880
  Rents receivable..........................................         151,753         113,446
  Prepaid expenses..........................................         301,202         120,672
  Deferred costs, net.......................................       1,702,324       1,779,761
  Other assets..............................................         124,417         226,768
                                                                ------------    ------------
          Total Assets......................................    $271,154,585    $274,239,344
                                                                ============    ============

                              LIABILITIES AND MEMBERS' EQUITY
Liabilities:
  Mortgages payable.........................................    $163,153,082    $163,848,647
  Tenants' security deposits................................       2,459,833       2,235,189
  Accounts payable and accrued expenses.....................       1,521,785       1,895,317
  Accrued interest..........................................       1,138,833         791,041
  Unearned rental revenue...................................         256,791         249,470
  Accrued real estate taxes.................................         236,787
                                                                ------------    ------------
          Total liabilities.................................     168,767,109     169,019,664
                                                                ------------    ------------
Members' Equity:
  Redeemable preferred units, $1 par value, 25,000,000,
     authorized; 12,067,539 and 15,067,539, respectively,
     outstanding at December 31, 2000 and June 30, 2000.....      12,067,539      15,067,539
  Common units, $1 par value, 125,000,000 authorized;
     90,152,141 outstanding at June 30, 2000 and December
     31, 2000...............................................      90,152,141      90,152,141
  Retained earnings.........................................         167,795
                                                                ------------    ------------
          Total members' equity.............................     102,387,475     105,219,680
                                                                ------------    ------------
          Total Liabilities and Members' Equity.............    $271,154,585    $274,239,344
                                                                ============    ============

                See notes to consolidated financial statements.

                               JCM PARTNERS, LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS
       FOR THE PERIOD FROM JUNE 30, 2000 (INCEPTION) TO DECEMBER 31, 2000

REVENUES:
  Rental....................................................  $23,397,831
  Interest..................................................      183,686
                                                              -----------
          Total revenues....................................   23,581,517
                                                              -----------
OPERATING EXPENSES:
  Interest expense..........................................    6,827,294
  Operating and maintenance.................................    6,378,529
  Depreciation and amortization.............................    4,072,488
  General and administrative................................    2,379,563
  Real estate taxes and insurance...........................    1,914,166
  Utilities.................................................    1,841,681
                                                              -----------
          Total expenses....................................   23,413,722
                                                              -----------
Net Income..................................................  $   167,795
                                                              ===========
Earnings per Unit -- Basic and diluted......................  $     0.002
                                                              ===========

                See notes to consolidated financial statements.

                               JCM PARTNERS, LLC

              CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
       FOR THE PERIOD FROM JUNE 30, 2000 (INCEPTION) TO DECEMBER 31, 2000

                                                    PREFERRED UNITS              COMMON UNITS
                                                ------------------------   ------------------------   RETAINED
                                                  UNITS        AMOUNT        UNITS        AMOUNT      EARNINGS      TOTAL
                                                ----------   -----------   ----------   -----------   --------   ------------
Issuance of Shares on June 30, 2000...........  15,067,539   $15,067,539   90,152,141   $90,152,141              $105,219,680
  Redemption of preferred units...............  (3,000,000)   (3,000,000)                                          (3,000,000)
  Net income..................................                                                        $167,795        167,795
                                                ----------   -----------   ----------   -----------   --------   ------------
BALANCE, DECEMBER 31, 2000....................  12,067,539   $12,067,539   90,152,141   $90,152,141   $167,795   $102,387,475
                                                ==========   ===========   ==========   ===========   ========   ============

                See notes to consolidated financial statements.

                               JCM PARTNERS, LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS
       FOR THE PERIOD FROM JUNE 30, 2000 (INCEPTION) TO DECEMBER 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   167,795
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    4,072,488
     Effect of changes in:
       Restricted cash......................................     (218,747)
       Rent receivables.....................................      (38,307)
       Prepaid expenses.....................................     (180,530)
       Other assets.........................................       96,085
       Deferred costs.......................................       (8,178)
       Accounts payable and accrued expenses................     (373,532)
       Accrued interest.....................................      347,792
       Accrued real estate taxes............................      236,787
       Unearned rental revenue..............................        7,321
       Tenants' security deposits...........................      224,643
                                                              -----------
          Net cash provided by operating activities.........    4,333,617
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES --
  Additions to real estate investments......................   (1,043,437)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Redemption of preferred units.............................   (3,000,000)
  Payments on mortgage notes................................     (695,565)
  Deferred financing costs..................................      (39,415)
                                                              -----------
          Net cash used in financing activities.............   (3,734,980)
                                                              -----------
Net decrease in cash........................................     (444,800)
Cash, June 30, 2000.........................................    7,605,872
                                                              -----------
Cash, December 31, 2000.....................................  $ 7,161,072
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  Cash paid during the period for interest..................  $ 6,479,502
                                                              ===========

                See notes to consolidated financial statements.

                               JCM PARTNERS, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 30, 2000 (INCEPTION) TO DECEMBER 31, 2000

 1. FORMATION AND DESCRIPTION OF BUSINESS

     JCM Partners, LLC (the "Company"), a Delaware limited liability company, was organized on May 15, 2000. The Company is the reorganized entity which emerged from the bankruptcy proceedings in the United States Bankruptcy Court for the Eastern District of California of IRM Corporation et al. ("the IRM entities"), Case Number 98-32231-A-11. Pursuant to a plan of reorganization confirmed on June 5, 2000 (the "Plan"), all assets of the IRM entities were vested in the Company. The Company commenced operations on June 30, 2000 pursuant to the confirmation order and the plan of reorganization.

     The Company owns, operates and manages forty-six apartment complexes and eight commercial income properties. The Company also owns two parcels of land which are available for development. All of the properties are located in northern California. The Company holds its real estate assets through 55 wholly-owned subsidiaries, all but one of which is a single-asset limited liability company.

     The IRM entities consisted of a group of 113 limited partnerships, two general partnerships and one limited liability company, all of which were controlled by IRM Corporation. Approximately half of the IRM entities were "equity partnerships" formed between 1981 and 1997 to hold real property. Generally, for each equity partnership there was a "loan partnership" that made loans to the equity partnership, secured by a second deed of trust against the equity partnership's real property. In addition, IRM formed three entities (collectively referred to as the "Gamma partnerships") to raise money from investors in exchange for interest-bearing notes.

     In October of 1997, the IRM entities defaulted on the debt service payments to many of the lenders that held the first deeds of trust on the real property assets. After a failed effort at developing a consensual workout plan between the IRM entities and their creditors, investors filed for the appointment of a receiver through an action in the Contra Costa Superior Court. This receivership action was one of the precipitating causes of the Chapter 11 bankruptcy filings of the IRM entities in August and November 1998. The bankruptcy court ordered that the bankruptcy cases be jointly administered (with the exception of two Gamma entities), with the effect that the plan of reorganization disposes of all jointly administered assets and liabilities.

     Pursuant to the plan of reorganization, the assets owned by the equity partnerships were transferred to the Company in exchange for an ownership interest in the Company. The partners in the loan and Gamma partnerships, as well as investors who had made loans to the Gamma partnerships, also received an ownership interest in the Company in satisfaction of their interests.

     Restructured mortgages payable in the amount of $163,848,647 at June 30, 2000, which bear interest from 5.8% to 11.2% per annum from several lenders, are due between July 1, 2007 and September 10, 2027. Redeemable preferred units in the amount of $15,067,539 at June 30, 2000 are subject to liquidation and redemption at the sole option of the Company. See Note 6 for rights and privileges of the preferred units.

 2. SIGNIFICANT ACCOUNTING POLICIES

     Fresh Start Accounting -- In accounting for the effects of the reorganization, the Company implemented fresh start accounting. Accordingly, all of the Company's assets and liabilities were restated to reflect their reorganization value, which approximated fair value at the date of the reorganization, June 30, 2000.

     Basis of Consolidation -- The financial statements include the accounts of the Company and its subsidiaries on a consolidated basis. All significant intercompany balances have been eliminated in consolidation.

     Restricted Cash consists of lender impound accounts (see Note 5).

                               JCM PARTNERS, LLC

       FOR THE PERIOD FROM JUNE 30, 2000 (INCEPTION) TO DECEMBER 31, 2000

     Real Estate Investments consist principally of rental properties which are carried at reorganization value less accumulated depreciation, which is calculated using the straight-line method. The estimated useful lives for the properties range from 20 to 40 years for buildings and from 5 to 15 years for improvements.

     When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the recoverability of the carrying value of that property is evaluated. No impairment losses have been reflected in the statement of operations for the period from June 30, 2000 to December 31, 2000.

     Expenditures for ordinary maintenance and repairs are expensed as incurred. Significant renovations and improvements that enhance and/or extend the useful life of a property are capitalized and depreciated over its estimated useful life.

     Deferred Costs include financing costs which are amortized over the term of the related debt using the straight-line method and leasing commissions which are amortized over the term of the related leases using the straight-line method.

     Rents Receivable are carried net of any allowance for uncollectible amounts.

     Earnings Per Unit is computed by dividing net income available to unit holders by the weighted average units outstanding for the period. No options or other dilutive contracts have been authorized, and accordingly, basic earnings per unit is the same as diluted earnings per unit.

     Rental Income Recognition -- Apartment communities are generally leased under operating leases with terms of six months. Rental income is recognized according to the terms of the underlying leases, which approximates the revenue which would be recognized if recognized evenly over the lease term. Rental revenue on commercial properties is recognized over the term of the related lease.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes -- Federal and state income taxes are the responsibility of the members. Accordingly, no provision for federal and state income taxes is included in the Company's financial statements.

     Segment Reporting -- The Company has two reportable segments: residential real estate and commercial real estate. Residential real estate includes the Company's 46 apartment communities. Commercial real estate includes the Company's eight commercial properties and land held for development.

     Derivative Instruments and Hedging Activities -- Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for the Company beginning January 1, 2001. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments. The new rules are not expected to have a significant impact on the Company's financial position or results of operations.

                               JCM PARTNERS, LLC

       FOR THE PERIOD FROM JUNE 30, 2000 (INCEPTION) TO DECEMBER 31, 2000

 3. INVESTMENTS

     Real estate investments are comprised of the following at December 31, 2000 and June 30, 2000:

                                                  DECEMBER 31,      JUNE 30,
                                                      2000            2000
                                                  ------------    ------------
Apartment communities...........................  $235,260,318    $234,260,000
Commercial properties...........................    28,245,969      28,202,850
                                                  ------------    ------------
                                                   263,506,287     262,462,850
Less: accumulated depreciation..................    (3,941,192)
                                                  ------------    ------------
                                                  $259,565,095    $262,462,850
                                                  ============    ============

     At December 31, 2000 and June 30, 2000, the Company held a note receivable bearing interest at an annual rate of 10.5% secured by a first deed of trust on two parcels of land. The original note was dated December 19, 1994 in the amount of $1.3 million. The outstanding principal balance was $367,095 and interest and related rent receivable due under the terms of the note totaling $83,405 at December 31, 2000 and June 30, 2000. No interest was accrued for the period from June 30, 2000 to December 31, 2000.

 4. TENANT OPERATING LEASES

     Minimum future rental revenues to be received on noncancellable tenant operating leases in effect at December 31, 2000 are as follows:

2001....................................................  $ 2,830,461
2002....................................................    2,482,754
2003....................................................    1,844,758
2004....................................................    1,353,214
2005....................................................      816,011
Thereafter..............................................      838,571
                                                          -----------
                                                          $10,165,769
                                                          ===========

 5. MORTGAGES PAYABLE

     The Company's mortgages payable generally require monthly interest and principal payments. The obligations include fourteen fixed rate loans and thirty-nine variable rate loans which are secured by deeds of trust on the Company's real estate investments. The Company is required by the terms of certain of the mortgage loans to maintain lender impound accounts for insurance, property taxes, reserves for property improvements and a bond account which are recorded as restricted cash. Included in restricted cash at December 31, 2000 and June 30, 2000 was $1,781,627 and $1,562,880, respectively, of such balance. A

                               JCM PARTNERS, LLC

       FOR THE PERIOD FROM JUNE 30, 2000 (INCEPTION) TO DECEMBER 31, 2000

summary of the Company's mortgages payable outstanding at December 31, 2000 and June 30, 2000, is as follows:

                                                          DECEMBER 31       JUNE 30
                                                            BALANCE         BALANCE
                                                          ------------    ------------
Mortgage loans with fixed rates ranging from 7.75% to
  8.02% maturing in July 2007...........................  $  2,213,160    $  2,222,415
Mortgage loans with fixed rates ranging from 8.27% to
  8.69% that increase to between 8.77% and 9.19% at
  stated dates between February and May 2004 which
  mature between January and June 2007..................    53,997,000      52,633,923
Mortgage loans with variable rates ranging from 5.8% to
  11.2% which mature between March 2007 and September
  2026..................................................   106,942,913     108,992,923
                                                          ------------    ------------
                                                          $163,153,082    $163,848,647
                                                          ============    ============

     Aggregate maturities of mortgage loans payable subsequent to December 31, 2000 are as follows:

  2001.................................................  $  1,600,850
  2002.................................................     1,746,931
  2003.................................................     1,864,813
  2004.................................................     2,055,023
  2005.................................................     2,229,139
  Thereafter...........................................   153,656,326
                                                         ------------
                                                         $163,153,082
                                                         ============

 6. MEMBERS' EQUITY

  Preferred Units

     The Company is authorized to issue 25,000,000 preferred units. The rights and privileges of the preferred units are as follows:

     The preferred units are subject to liquidation and redemption at the sole option of the Company. However, if the Company fails or elects not to completely redeem and liquidate all of the preferred units on or before June 30, 2001, the preferred units then outstanding shall have the following additional rights, preferences and privileges effective on June 30, 2001 and continuing until all preferred units are redeemed:

     - The Company may not declare or make any distribution to any common unit holder;

     - The Company must make certain mandatory payments to the preferred unit holders no later than the tenth day after the end of each calendar quarter after June 30, 2001;

     - The preferred units will continue to participate in profits, losses, distributions, and other allocations; and

     - The preferred unit holders, as a class, will have the immediate right to nominate and elect two of the managers on the board of managers while continuing to have the right to participate in the election of the remaining members of the board of managers on the same basis as common unit holders.

     Upon the Company's dissolution, liquidation or winding-up, after satisfaction of all liabilities, the balance, if any, of the Company's assets must be distributed first proportionately to the preferred unit holders to the extent of their unreturned capital, and second to the rest of the members in accordance with the positive balance in their capital accounts, after giving effect to all contributions, distributions, and allocations for all periods.

                               JCM PARTNERS, LLC

       FOR THE PERIOD FROM JUNE 30, 2000 (INCEPTION) TO DECEMBER 31, 2000

     A pro rata redemption in the amount of $3,000,000 was made in December 2000 to redeem 3,000,000 preferred units. See Note 10 for redemption subsequent to December 31, 2000.

  Distributions

     If the Board of Managers declares a distribution of cash from operations, then the members as of the record date are entitled to receive all such distributions which the Board has declared, with each member entitled to receive a pro-rata portion of such available distributions.

     If the Board of Managers declares a distribution of cash from sales, then the members as of the record date are entitled to receive all such distributions which the Board of Managers has declared, with each unit holder entitled to receive a pro rata portion of such available distributions. Notwithstanding the foregoing, no cash from sales may be distributed to holders of common units until such time as the Company has redeemed and completely liquidated all of the preferred units.

  Voting

     Holders of units are entitled to one vote per outstanding unit. Members have voting rights with respect to a particular matter, only after such matter has been approved by the Board of Managers, except with regard to the removal of a manager, the amendment of the limited liability company agreement, and any matter presented at a special meeting of members called upon the written request of holders of at least ten percent (10%) of the outstanding units. Except in connection with certain issues specified in the Company's limited liability company agreement, common units and preferred units shall consent together as one class. If the Company does not liquidate the preferred units by June 30, 2001, the preferred unit holders have the right to elect two of the Managers on the Board of Managers.

  Mandatory Distributions to Common Unit Holders

     On or before June 30, 2002, the Company is required make a pro rata distribution to common unit holders in an amount not less than the lesser of (i) $10,000,000 or (ii) an amount equal to the excess, if any, of (a) the sum of $20,000,000 and the excess, if any, of $15,000,000 over the aggregate initial capital account balances of preferred unit holders on June 30, 2000, over (b) the total aggregate distributions to all common unit holders from operations payable or sales payable on or before June 30, 2002, with the remaining amount, if any, to be distributed pro rata to the common unit holders on or before June 30, 2003. If the Company fails, for any reason, to distribute cash to common unit holders as provided above, the Company must liquidate properties as quickly as is commercially reasonable so that the Company will have sufficient liquidity to make the distributions to common unit holders. Notwithstanding the foregoing, no distribution may be made to any common unit holder pursuant to this paragraph until all preferred units have been redeemed and completely liquidated.

 7. RELATED PARTY TRANSACTIONS

     In the normal course of business, the Company enters into transactions with related parties on substantially the same terms as comparable transactions with unaffiliated persons. During the period from June 30, 2000 to December 31, 2000, the Company paid approximately $188,000 for landscaping services to a company that is owned by a relative of the chief operating officer of the Company.

     IRM Corporation had an employee profit sharing plan prior to the bankruptcy proceedings and reorganization. Approximately 1.3 million common units were allocated to the plan for the participants subsequent to the bankruptcy proceedings and reorganization. The Company has no obligation to the

                               JCM PARTNERS, LLC

       FOR THE PERIOD FROM JUNE 30, 2000 (INCEPTION) TO DECEMBER 31, 2000

beneficiaries of the plan. The plan currently is administrated by a contracted professional who is also contracted by the Company for services.

 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying amounts of its mortgages payable approximate their fair value as of December 31, 2000 because interest rates and yields for these instruments are consistent with rates currently available to the Company.

 9. SEGMENT DATA

     The Company defines each of its real estate investments as an individual operating segment. Based on the criteria for aggregation of segments with similar economic characteristics the Company has two reportable segments, apartment communities, and commercial properties. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company relies primarily on net operating income for purposes of making decisions about allocating resources and assessing segment performance. Segment data at December 31, 2000 and for the period from June 30, 2000 to December 31, 2000 is as follows:

                                      APARTMENT      COMMERCIAL
                                     COMMUNITIES     PROPERTIES     NON-SEGMENT        TOTAL
                                     ------------    -----------    ------------    ------------
Rental revenue.....................  $ 21,478,479    $ 1,919,352                    $ 23,397,831
Interest revenue...................                                 $    183,686    $    183,686
Interest expense...................  $  6,163,730    $   663,564                    $  6,827,294
Depreciation and Amortization......  $  3,709,043    $   358,304    $      5,141    $  4,072,488
Net income (loss)..................  $  1,548,951    $   243,845    $ (1,625,001)   $    167,795
Total assets.......................  $234,741,182    $29,220,774    $  7,192,629    $271,154,585
Inter-segment receivable
  (payable)........................  $  9,428,196    $ 1,571,827    $(11,000,023)
Capital expenditures for segment
  assets...........................  $  1,000,318    $    43,119    $     12,847    $  1,056,284

     The Company does not derive any consolidated revenues from foreign countries and does not have any major customers that individually account for 10% or more of consolidated revenues.

10. SUBSEQUENT EVENTS

     On January 17, 2001, the Board of Managers approved a distribution of cash from operations in the aggregate amount of up to $300,000 payable to common and preferred unit holders of record as of December 31, 2000. This distribution, in the amount of $260,000, was paid on February 28, 2001.

     In March 2001, a pro rata redemption in the amount of $3,015,405 was made to redeem 3,015,405 preferred units.

11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                    SEPTEMBER 30,    DECEMBER 31,
                  QUARTERS ENDED                        2000             2000
                  --------------                    -------------    ------------
Rental revenue....................................   $11,610,441     $11,787,390
Net income (loss).................................   $ 1,660,919     $(1,493,124)
Net income (loss) per unit........................   $     0.016     $    (0.014)

                                JCM PARTNERS LLC

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION

                                                                                        COST OF         GROSS CARRYING AMOUNT
                                              INITIAL COSTS                           IMPROVEMENTS       AT CLOSE OF PERIOD
                                       ---------------------------       TOTAL        CAPITALIZED    ---------------------------
                                         LAND AND      BUILDINGS        INITIAL        SUBSEQUENT      LAND AND      BUILDINGS
                                           LAND           AND         ACQUISITION          TO            LAND           AND
                        ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS        COST        ACQUISITION    IMPROVEMENTS   IMPROVEMENTS
                        ------------   ------------   ------------   --------------   ------------   ------------   ------------
APARTMENTS:
Sacramento Region
Antelope Woods........  $ 3,319,806    $   900,886    $ 4,719,114     $  5,620,000     $   15,755    $   900,886    $ 4,734,869
Rose Glen.............    1,474,643        777,260      1,422,740        2,200,000         27,886        777,260      1,450,626
Carmichael Gardens....    2,063,410        590,408      3,049,592        3,640,000         13,325        590,408      3,062,917
Country Glen..........    2,616,178        481,041      3,388,959        3,870,000          5,976        481,041      3,394,935
Fair Oaks Meadows.....    2,845,371      1,267,530      3,742,470        5,010,000          8,598      1,267,530      3,751,068
Foxworth..............    2,062,992        676,550      2,823,450        3,500,000          5,540        676,550      2,828,990
Glenbrook.............    6,080,083      1,784,510      7,315,490        9,100,000         18,783      1,784,510      7,334,273
Hidden Creek..........    2,334,571        506,463      3,703,537        4,210,000         28,074        506,463      3,731,611
La Riviera............    6,095,995      1,619,968      7,340,032        8,960,000         18,839      1,619,968      7,358,871
La Riviera Commons....    4,674,807      1,706,184      4,773,816        6,480,000         64,159      1,706,184      4,837,975
Lincoln Place.........    5,719,601      1,486,140      7,813,860        9,300,000         26,546      1,486,140      7,840,406
Meadow Gardens I......    3,835,263      1,137,394      4,432,606        5,570,000          5,650      1,137,394      4,438,256
Meadow Gardens II.....    1,738,224        762,696      2,447,304        3,210,000          9,667        762,696      2,456,971
Morningside Creek.....    2,506,506        891,588      2,998,412        3,890,000         30,230        891,588      3,028,642
North Country Vista...    5,182,152      1,862,010      5,787,990        7,650,000         32,394      1,862,010      5,820,384
Orangewood East.......    2,763,389        494,856      2,985,144        3,480,000         17,370        494,856      3,002,514
Orangewood West.......    3,409,118        582,084      3,787,916        4,370,000         19,646        582,084      3,807,562
Riverside Commons.....    1,575,835        520,380      2,429,620        2,950,000         15,423        520,380      2,445,043
Sterling Pointe I.....    2,932,764        969,617      3,900,383        4,870,000         90,442        969,617      3,990,825
Sterling Pointe II....    2,843,260        983,496      4,176,504        5,160,000         35,057        983,496      4,211,561
Sunrise Commons.......    5,444,967      1,906,170      6,793,830        8,700,000         21,679      1,906,170      6,815,509

Stockton Region
Inglewood Oaks........    1,504,893        477,086      1,782,914        2,260,000          4,233        477,086      1,787,147
La Espana.............      364,251         91,616        468,384          560,000                        91,616        468,384
Mariners Cove.........    2,649,663        633,360      3,266,640        3,900,000         24,943        633,360      3,291,583
Oakwood...............    8,832,682      3,829,617      7,660,383       11,490,000         54,240      3,829,617      7,714,623

                                                                                   REMAINING
                                                                                  DEPRECIABLE
                                                                                    LIFE OF
                           TOTAL                                                    BUILDING
                          CARRYING     ACCUMULATED      DATE OF         DATE       COMPONENT
                           VALUE       DEPRECIATION   CONSTRUCTION    ACQUIRED    AT 6/30/2000
                        ------------   ------------   ------------   ----------   ------------
APARTMENTS:
Sacramento Region
Antelope Woods........  $  5,635,755    $   70,372        1986       06/30/2000        35
Rose Glen.............     2,227,886        36,124        1973       06/30/2000        20
Carmichael Gardens....     3,653,325        61,658        1977       06/30/2000        25
Country Glen..........     3,875,976        44,964        1991       06/30/2000        40
Fair Oaks Meadows.....     5,018,598        47,211        1987       06/30/2000        40
Foxworth..............     3,505,540        35,570        1986       06/30/2000        40
Glenbrook.............     9,118,783       183,826        1972       06/30/2000        20
Hidden Creek..........     4,238,074        75,136        1978       06/30/2000        25
La Riviera............     8,978,839       184,140        1971       06/30/2000        20
La Riviera Commons....     6,544,159        96,332        1976       06/30/2000        25
Lincoln Place.........     9,326,546       196,468        1973       06/30/2000        20
Meadow Gardens I......     5,575,650        88,935        1975       06/30/2000        25
Meadow Gardens II.....     3,219,667        49,429        1975       06/30/2000        25
Morningside Creek.....     3,920,230        43,198        1990       06/30/2000        40
North Country Vista...     7,682,394        74,846        1986       06/30/2000        40
Orangewood East.......     3,497,370        75,578        1974       06/30/2000        20
Orangewood West.......     4,389,646        95,692        1974       06/30/2000        20
Riverside Commons.....     2,965,423        61,512        1968       06/30/2000        20
Sterling Pointe I.....     4,960,442        99,205        1972       06/30/2000        20
Sterling Pointe II....     5,195,057       106,166        1972       06/30/2000        20
Sunrise Commons.......     8,721,679       114,315        1984       06/30/2000        30
Stockton Region
Inglewood Oaks........     2,264,233        46,293        1970       06/30/2000        20
La Espana.............       560,000        11,924        1966       06/30/2000        20
Mariners Cove.........     3,924,943        56,687        1984       06/30/2000        30
Oakwood...............    11,544,240       201,319        1971       06/30/2000        20

                                                                                        COST OF         GROSS CARRYING AMOUNT
                                              INITIAL COSTS                           IMPROVEMENTS       AT CLOSE OF PERIOD
                                       ---------------------------       TOTAL        CAPITALIZED    ---------------------------
                                         LAND AND      BUILDINGS        INITIAL        SUBSEQUENT      LAND AND      BUILDINGS
                                           LAND           AND         ACQUISITION          TO            LAND           AND
                        ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS        COST        ACQUISITION    IMPROVEMENTS   IMPROVEMENTS
                        ------------   ------------   ------------   --------------   ------------   ------------   ------------
Modesto/Turlock Region
Greenbriar............  $ 2,209,558    $   924,792    $ 2,485,208     $  3,410,000     $   31,894    $   924,792    $ 2,517,102
Meadow Lakes..........    5,340,404      1,357,884      6,262,116        7,620,000         17,180      1,357,884      6,279,296
Northwood Place.......    1,448,772        677,588      1,762,412        2,440,000          7,524        677,588      1,769,936
Park Lakewood.........    2,849,238        930,248      3,909,752        4,840,000         60,181        930,248      3,969,933
Villa Verde North.....    1,629,804      1,200,600      2,939,400        4,140,000         22,085      1,200,600      2,961,485
Walnut Woods..........    3,467,003        963,236      4,176,764        5,140,000         11,575        963,236      4,188,339
Northlake Gardens.....                     501,144      1,178,856        1,680,000          7,217        501,144      1,186,073

Tracy/Manteca Region
Driftwood.............    3,535,824        940,032      4,499,968        5,440,000         12,152        940,032      4,512,120
Fairway Estates.......    4,576,236      1,234,440      5,115,560        6,350,000         11,114      1,234,440      5,126,674
Granville.............    3,514,810        918,000      4,082,000        5,000,000         14,434        918,000      4,096,434
Laurel Glen...........    5,052,874      1,574,000      6,296,000        7,870,000         25,295      1,574,000      6,321,295

Fairfield/Vacaville
 Region
Creekside Gardens.....    7,360,119      1,550,920     10,049,080       11,600,000         35,319      1,550,920     10,084,399
Parkwood..............    3,837,282        950,880      4,649,120        5,600,000         21,955        950,880      4,671,075
Peach Tree Villa......    1,514,915        336,755      2,013,245        2,350,000            175        336,755      2,013,420
Peachwood.............    2,183,030        584,082      2,745,918        3,330,000          8,830        584,082      2,754,748
Village Green.........    9,138,513      1,562,190     11,337,810       12,900,000         83,214      1,562,190     11,421,024

Concord/Antioch Region
Crestview Pines.......    1,573,442      1,443,189      2,886,811        4,330,000         15,669      1,443,189      2,902,480
Diablo View...........    2,999,379      1,276,560      4,123,440        5,400,000          7,240      1,276,560      4,130,680
Meadowlark............      784,630        463,130        986,870        1,450,000          3,617        463,130        990,487
Oakview...............      917,444        720,360      1,579,640        2,300,000          5,188        720,360      1,584,828
Villa Diablo..........      640,829        380,800        739,200        1,120,000          4,005        380,800        743,205
                        ------------   -----------    ------------    ------------     ----------    -----------    ------------
                        $149,444,530   $47,429,740    $186,830,260    $234,260,000     $1,000,318    $47,429,740    $187,830,578
                        ============   ===========    ============    ============     ==========    ===========    ============

                                                                                   REMAINING
                                                                                  DEPRECIABLE
                                                                                    LIFE OF
                           TOTAL                                                    BUILDING
                          CARRYING     ACCUMULATED      DATE OF         DATE       COMPONENT
                           VALUE       DEPRECIATION   CONSTRUCTION    ACQUIRED    AT 6/30/2000
                        ------------   ------------   ------------   ----------   ------------
Modesto/Turlock Region
Greenbriar............  $  3,441,894    $   64,101        1971       06/30/2000        20
Meadow Lakes..........     7,637,180        93,518        1985       06/30/2000        35
Northwood Place.......     2,447,524        23,644        1988       06/30/2000        40
Park Lakewood.........     4,900,181        62,566        1985       06/30/2000        35
Villa Verde North.....     4,162,085        74,471        1971       06/30/2000        20
Walnut Woods..........     5,151,575        55,397        1987       06/30/2000        40
Northlake Gardens.....     1,687,217        23,938        1977       06/30/2000        25
Tracy/Manteca Region
Driftwood.............     5,452,152        92,024        1974       06/30/2000        25
Fairway Estates.......     6,361,114       131,112        1973       06/30/2000        20
Granville.............     5,014,434       103,987        1972       06/30/2000        20
Laurel Glen...........     7,895,295        98,021        1985       06/30/2000        35
Fairfield/Vacaville
 Region
Creekside Gardens.....    11,635,319       205,270        1977       06/30/2000        25
Parkwood..............     5,621,955        59,408        1985       06/30/2000        40
Peach Tree Villa......     2,350,175        28,770        1982       06/30/2000        35
Peachwood.............     3,338,830        34,853        1985       06/30/2000        40
Village Green.........    12,983,214       172,014        1986       06/30/2000        35
Concord/Antioch Region
Crestview Pines.......     4,345,669        58,510        1970       06/30/2000        25
Diablo View...........     5,407,240        59,268        1984       06/30/2000        35
Meadowlark............     1,453,617        16,629        1982       06/30/2000        30
Oakview...............     2,305,188        26,586        1983       06/30/2000        30
Villa Diablo..........     1,124,005        10,897        1985       06/30/2000        35
                        ------------    ----------
                        $235,260,318    $3,651,884
                        ============    ==========

                                                                                        COST OF         GROSS CARRYING AMOUNT
                                              INITIAL COSTS                           IMPROVEMENTS       AT CLOSE OF PERIOD
                                       ---------------------------       TOTAL        CAPITALIZED    ---------------------------
                                         LAND AND      BUILDINGS        INITIAL        SUBSEQUENT      LAND AND      BUILDINGS
                                           LAND           AND         ACQUISITION          TO            LAND           AND
                        ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS        COST        ACQUISITION    IMPROVEMENTS   IMPROVEMENTS
                        ------------   ------------   ------------   --------------   ------------   ------------   ------------
COMMERCIAL:
Bay Area Region
860 Kaiser Road.......  $ 1,082,549    $   331,450    $ 1,418,550     $  1,750,000                   $   331,450    $ 1,458,550
900 Business Park.....    1,606,579        831,875      1,918,125        2,750,000                       831,875      1,918,125
908 Enterprise Way....                     215,574      1,004,426        1,220,000                       215,574      1,004,426
910 Enterprise Way....      963,116        314,060      1,735,940        2,050,000                       314,060      1,735,940
988 Enterprise Way....      466,118        205,995        724,005          930,000                       205,995        724,005
938 Kaiser Road.......      661,080        286,485        778,515        1,065,000                       286,485        778,515
Salvio Pacheco
 Square...............    7,496,307      2,107,840      9,092,160       11,200,000                     2,107,840      9,092,160
Wilson Building.......    1,432,804      2,365,830      2,484,170        4,850,000                     2,365,830      2,484,170
Starlight Estates.....                   2,280,000        107,850        2,387,850     $   43,119      2,280,000        110,969
                        ------------   -----------    ------------    ------------     ----------    -----------    ------------
                        $13,708,552    $ 8,939,109    $19,263,741     $ 28,202,850     $   43,119    $ 8,939,109    $19,306,860
                        ============   ===========    ============    ============     ==========    ===========    ============
Total real estate
 owned................  $163,153,082   $56,368,849    $206,094,001    $262,462,850     $1,043,437    $56,368,849    $207,137,438
                        ============   ===========    ============    ============     ==========    ===========    ============

                                                                                   REMAINING
                                                                                  DEPRECIABLE
                                                                                    LIFE OF
                           TOTAL                                                    BUILDING
                          CARRYING     ACCUMULATED      DATE OF         DATE       COMPONENT
                           VALUE       DEPRECIATION   CONSTRUCTION    ACQUIRED    AT 6/30/2000
                        ------------   ------------   ------------   ----------   ------------
COMMERCIAL:
Bay Area Region
860 Kaiser Road.......  $  1,750,000    $   17,732        1996       06/30/2000        40
900 Business Park.....     2,750,000        23,977        1990       06/30/2000        40
908 Enterprise Way....     1,220,000        14,349        1987       06/30/2000        35
910 Enterprise Way....     2,050,000        24,799        1987       06/30/2000        35
988 Enterprise Way....       930,000        12,067        1980       06/30/2000        30
938 Kaiser Road.......     1,065,000        12,975        1984       06/30/2000        30
Salvio Pacheco
 Square...............    11,200,000       151,536        1983       06/30/2000        30
Wilson Building.......     4,850,000        29,927        1908(A)    06/30/2000        40
Starlight Estates.....     2,430,969         1,946                   06/30/2000
                        ------------    ----------
                        $ 28,245,969    $  289,308
                        ============    ==========
Total real estate
 owned................  $263,506,287    $3,941,192
                        ============    ==========

---------------
(A) Seismic renovations about 1990.

               ASSET RECONCILIATION                               DEPRECIATION RECONCILIATION
---------------------------------------------------   ---------------------------------------------------
                                        SIX MONTHS                                            SIX MONTHS
                                          ENDED                                                 ENDED
                                       DECEMBER 31,                                          DECEMBER 31,
                                           2000                                                  2000
                                       ------------                                          ------------
Balance at beginning of period.......  $262,462,850   Balance at beginning of period.......
  Additions during period:                            Additions during period:
    Acquisitions through
      foreclosure....................                 Acquisitions through foreclosure.....
    Other acquisitions...............                 Other acquisitions...................
    Improvements.....................     1,043,437   Depreciation.........................   $3,941,192
    Purchase of assets...............                 Purchase of assets...................
  Deductions during period:                           Deductions during period:
    Cost of real estate sold.........                 Cost of real estate sold.............
    Other............................                 Other................................
                                       ------------                                           ----------
Balance at close of period...........  $263,506,287   Balance at close of period...........   $3,941,192
                                       ============                                           ==========

                               JCM PARTNERS, LLC

                 SCHEDULE IV -- MORTGAGE LOANS AND REAL ESTATE
              (NOTES RECEIVABLE COLLATERALIZED BY DEEDS OF TRUST)
                               DECEMBER 31, 2000

                                                                                                             PRINCIPAL AMOUNT
                                                                                                             OF LOANS SUBJECT
                                                                 PERIODIC              FACE      CARRYING     TO DELINQUENT
                                      INTEREST       FINAL       PAYMENTS   PRIOR   AMOUNT OF    AMOUNT OF     PRINCIPAL OR
            DESCRIPTION                 RATE     MATURITY DATE    TERMS     LIENS   MORTGAGES    MORTGAGES       INTEREST
            -----------               --------   -------------   --------   -----   ----------   ---------   ----------------
Hanford Farm, a California
  Partnership.......................    10.5%     12/19/1996(1)    None      N/A    $1,300,000   $367,095        $367,095

---------------
(1) The borrower has made payments subsequent to the maturity date. The lease agreement between the borrower and the tenant of the property contains an option for the tenant to purchase the land for an amount that is greater than the carrying value of the note.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) The following financial statements are filed herewith as part of Item 13, Financial Statements.

        Independent Auditors' Report

        JCM Partners, LLC Consolidated Balance Sheets as of December 31, 2000 and June 30, 2000

        JCM Partners, LLC Consolidated Statement of Operations for the Period from June 30, 2000 (Inception) to December 31, 2000

        JCM Partners, LLC Consolidated Statement of Changes in Members' Equity for the Period from June 30, 2000 (Inception) to December 31, 2000

        JCM Partners, LLC Consolidated Statement of Cash Flows for the Period from June 30, 2000 (Inception) to December 31, 2000

        JCM Partners, LLC Notes to Financial Statements for the Period from June 30, 2000 (Inception) to December 31, 2000

        JCM Partners, LLC Schedule III -- Real Estate and Accumulated
        Depreciation

        JCM Partners, LLC Schedule IV -- Mortgage Loans and Real Estate (Notes Receivable Collateralized by Deeds of Trust) December 31, 2000

     (b) The following exhibits are filed herewith:

    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
      2.1      Order Confirming Second Amended Plan of Reorganization
      2.2      Amended Joint Plan of Reorganization (May 9, 2000)
      3.1      JCM Partners, LLC Certificate of Formation
      3.2      JCM Partners, LLC Limited Liability Company Agreement dated as of June 30, 2000, and as amended on September 13, 2000
      3.3      Bylaws of JCM Partners, LLC
     10.1      Management Services Agreement dated July 1, 2000 between JCM
               Partners, LLC and JCIV, LLC
     10.2      Transition Services Agreement and Amendment to Management
               Services Agreement dated March 15, 2001 among JCIV, LLC,
               John Connolly IV and JCM Partners, LLC
     10.3      Management Services Agreement dated April 11, 2001 between
               JCM Partners, LLC and Computer Management Corporation
     10.4      Form of Indemnification Agreement between JCM Partners, LLC and JCM Partners, LLC's Managers and Executive Officers
     10.5      Lease for JCM Partners, LLC executive offices located at
               2151 Salvio Street, Concord, California
     21.1      Subsidiaries of JCM Partners, LLC

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          JCM Partners, LLC

Date: April 30, 2001                      By        /s/ GAYLE M. ING

                                            ------------------------------------
                                                        Gayle M. Ing
                                                  Chief Executive Officer

                               INDEX TO EXHIBITS

    EXHIBIT
      NO.                             DESCRIPTION
    -------                           -----------
     2.1      Order Confirming Second Amended Plan of Reorganization
     2.2      Amended Joint Plan of Reorganization (May 9, 2000)
     3.1      JCM Partners, LLC Certificate of Formation
     3.2      JCM Partners, LLC Limited Liability Company Agreement dated as of June 30, 2000, and as amended on September 13, 2000
     3.3      Bylaws of JCM Partners, LLC
    10.1      Management Services Agreement dated July 1, 2000 between JCM
              Partners, LLC and JCIV, LLC
    10.2      Transition Services Agreement and Amendment to Management
              Services Agreement dated March 15, 2001 among JCIV, LLC,
              John Connolly IV and JCM Partners, LLC
    10.3      Management Services Agreement dated April 11, 2001 between
              JCM Partners, LLC and Computer Management Corporation
    10.3      Form of Indemnification Agreement between JCM Partners, LLC and JCM Partners, LLC's Managers and Executive Officers
    10.4      Lease for JCM Partners, LLC executive offices located at
              2151 Salvio Street, Concord, California
    21.1      Subsidiaries of JCM Partners, LLC